NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Furniture Brands International, Inc. will hold the annual meeting of its stockholders at 10:00 a.m. on Thursday, May 1, 2008, at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri.  The meeting will be held for the following purposes:

I.	to elect eight directors;

II.	to approve the Furniture Brands International, Inc. 2008 Incentive Plan;

III.	to ratify the selection of independent auditors; and

IV.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2008 will be entitled to receive notice of and to vote during the 2008 annual meeting and during any adjournment or adjournments thereof.

By order of the Board of Directors,

/s/ Jon D. Botsford

Jon D. Botsford
Secretary

St. Louis, Missouri, March 28, 2008.

IMPORTANT

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy form, and return it PROMPTLY in the enclosed envelope, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders
Meeting to Be Held on May 1, 2008:  the proxy statement and the annual report are available at www.furniturebrands.com/Investor-Info/.

PROXY STATEMENT

Furniture Brands International, Inc. ("Company"), 101 South Hanley Road, St. Louis, Missouri 63105 is furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors ("Board") of the Company for use during the 2008 annual meeting of stockholders and at any adjournments thereof.  The meeting will be held for the purposes set forth in the accompanying notice of annual meeting of stockholders.  The Company expects to mail the notice of meeting, this proxy statement and the form of proxy to stockholders on or about March 28, 2008.  With this proxy statement, the Company is mailing to all registered stockholders a copy of the Company's Annual Report on Form 10-K containing financial statements for the year ended December 31, 2007.

Who May Vote

Stockholders of record at the close of business on March 6, 2008 ("Record Date") are entitled to vote during the 2008 annual meeting and may cast one vote for each share of the Company's common stock ("Common Stock") held on the record date on each matter that may properly come before the meeting.  On the Record Date there were 48,512,171 shares of Common Stock issued and outstanding.

How You May Vote

You may vote in person by attending the meeting or by mail by completing and returning a proxy.  To vote your proxy by mail, mark your vote on the enclosed proxy form and then follow the instructions on the form.  Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	FOR all the persons nominated by the Board as directors;
2.	FOR the proposal to adopt the Furniture Brands International, Inc. 2008 Incentive Plan;
3.	FOR the proposal to ratify selection of independent auditors; and
4.	In the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting.

Vote Required

The holders of a majority of the issued and outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business.  If a quorum is present and/or represented at the meeting, then the eight nominees for director who receive the highest numbers of votes of the votes cast will be elected.  For these purposes, abstentions and “broker non-votes” will not be counted as voting for or against the proposal to which it relates.  The affirmative vote of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to approve the Furniture Brands International, Inc. 2008 Long-Term Incentive Plan (Item 2 on the proxy card), to ratify the selection of independent auditors (Item 3 on the proxy card) and to take action on such other matters as may properly come before the meeting.  In addition, pursuant to New York Stock Exchange rules, the total votes cast on Item 2 must equal or exceed 50% of all shares entitled to vote on the proposals.  Shares represented by proxies that are marked “abstain” with respect to these matters will be treated as votes and will have the same effect as a vote “against” the matters.

Broker non-votes will not be considered as votes cast with respect to these matters and so will have no effect on the outcome, unless they result in a failure to obtain total votes cast of more than 50% of the shares entitled to vote.

How You May Change Your Vote

Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of the Company.

Solicitation of Proxies

The Company will bear the cost of the solicitation, which will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners.  Directors, officers and other employees of the Company may also solicit proxies personally or by telephone. In addition, the Company has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $6,000 plus out-of-pocket expenses.

Security Ownership

The following table presents information based on Schedule 13G filings reporting beneficial ownership, including sole voting and investment power except as otherwise indicated, of more than 5% of the Common Stock, as of December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address	Class of Stock	Shares Beneficially Owned	Percent of Class (a)
Samson Holding Ltd. (b) Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong	Common	7,221,373	14.900%

SCSF Equities, LLC (c) 5200 Town Center Circle, Suite 600 Boca Raton, Florida 33486	Common	4,581,881	9.450%

Dimensional Fund Advisors LP (d) 1299 Ocean Avenue Santa Monica, CA 90401	Common	3,726,390	7.680%

FMR LLC (e) 82 Devonshire Street Boston, Massachusetts 02109	Common	3,697,852	7.624%

Franklin Resources, Inc. (f) One Franklin Parkway San Mateo, California 94403-1906	Common	3,400,000	7.000%

LSV Asset Management (g) 1 North Wacker Drive, Suite 4000 Chicago, Illinois 60606	Common	2,842,710	5.720%

Hotchkis and Wiley Capital Management, LLC (h) 725 S. Figueroa Street, 39th Floor Los Angeles, California 90017	Common	2,600,678	5.400%
____________________
(a)	Shares beneficially owned are defined by Securities and Exchange Commission (“SEC”) Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities.
(b)	Samson Holding Ltd. beneficially owns and has shared power to vote, dispose or direct the disposition of 7,221,373 shares. Also included as reporting persons are Advent Group Limited and Magnificent Capital Holding Limited, which have shared voting power and shared dispositive power as to 816,000 shares, Sun Fortune Investments Limited, which has shared voting power and shared dispositive power as to 6,255,860 shares, Trade Decade Limited, which has shared voting power and shared dispositive power as to 149,513 shares, and Mr. Shan Huei Kuo and Ms. Yi-Mei Liu, who have shared voting power and shared dispositive power as to 7,211,373, all as a result of their direct or indirect ownership of a controlling interest in Samson Holding Ltd. and which or whom may be deemed to beneficially own and have shared power to vote, dispose or to direct the disposition of those shares beneficially owned by Samson Holding Ltd.
(c)	SCSF Equities, LLC beneficially owns and has shared power to vote and shared power of disposition over 4,581,881 shares. Also included as reporting persons are Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, and Rodger R. Krouse, all of whom, as a result of their direct or indirect ownership of an interest in SCSF Equities, LLC may be deemed to beneficially own and have shared power to vote, dispose or to direct the disposition of the 4,581,881 shares beneficially owned by SCSF Equities, LLC.
(d)	Sole voting and dispositive power as to 3,726,390 shares.
(e)	Sole power to dispose or to direct the disposition of 3,697,852 shares.
(f)	Also included as reporting persons are Franklin Advisory Services, LLC, Charles B. Johnson and Rupert H. Johnson, Jr., all of whom, as a result of their affiliation with Franklin Resources, Inc. may be deemed to beneficially own and/or have voting and investment power over the securities.
(g)	Sole voting and dispositive power as to 2,842,710 shares.
(h)	Sole voting and dispositive power as to 1,919,678 shares.
 ____________________

The following table presents information regarding the beneficial ownership of Common Stock by directors, director nominees, executive officers named in the Officer and Non-Employee Director Stock Ownership Table below ("Named Executive Officers"), and all directors and executive officers as a group (22 persons) as of January 31, 2008. Except as noted below, all such persons possessed sole voting and investment power with respect to the shares listed.  An asterisk (*) in the column listing the percentage of class indicates that the person beneficially owned less than 1% of the Common Stock as of January 31, 2008.

OFFICER AND NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP TABLE

		Shares
Directors, Nominees		Beneficially
For Directors and	Class of	Owned	Percent of
Named Executive Officers	Stock	(a)(b)(c)(d)	Class

K. Button Bell	Common	23,318	*
L. Chipperfield	Common	247,166	*
J. T. Foy	Common	217,501	*
W. G. Holliman, Jr.	Common	588,400	1.2%
J. R. Jordan, Jr.	Common	17,766	*
R. R. Isaak	Common	5,000	*
L. M. Liberman	Common	54,646	*
R. B. Loynd	Common	126,261	*
B. L. Martin	Common	38,428	*
A. B. Patterson	Common	20,785	*
M. E. Rubel	Common	7,368	*
R. P. Scozzafava	Common	35,000	*
A. E. Suter	Common	28,318	*

Directors and
Executive Officers
as a Group
(22 persons)	Common	1, 511,407(e)	3.1%
_________________

(a)
Shares beneficially owned are as defined by SEC Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities or if they have the right to acquire the securities within the next 60 days.  Accordingly included in shares beneficially owned are shares of Common Stock that may be purchased upon exercise of exercisable stock options within 60 days of December 31, 2007, and such shares as may be so purchased were deemed to be issued and outstanding for purposes of calculating percentages of issued and outstanding shares.

(b)
The shares listed as beneficially owned by Mr. Foy consist of 31,851 shares and exercisable stock options to purchase 185,650 additional shares; the shares listed as beneficially owned by Mr. Holliman consist of 145,400 shares and exercisable stock options to purchase 443,000 additional shares; the shares listed as beneficially owned by Mr. Liberman and Mr. Loynd include 31,328 and 106,400 shares, respectively, held in trust; and the shares held by Mr. Chipperfield consist of 50,000 shares and exercisable stock options to purchase 187,275 additional shares.

(c)
23,318 shares held by each of Ms. Button Bell and Messrs. Liberman and Suter; 19,861 shares held by Mr. Loynd; 15,928 shares held by Mr. Martin; 15,766 shares held by Mr. Jordan; 13,785 shares held by Mr. Patterson and 7,368 shares held by Mr. Rubel are shares of restricted stock issued pursuant to the Company's Restricted Stock Plan for Outside Directors.

(d)
Of these shares 9,891 shares held by Mr. Chipperfield are shares of restricted stock issued pursuant to the Company's 1999 Long-Term Incentive Plan.  Of these restricted shares 9,891 shares held by Mr. Chipperfield are shares of restricted stock granted as compensation for a significant shortfall in the total Company-provided retirement benefit.  This shortfall was created by the freezing of the Company’s defined benefit retirement plan and the Company’s supplemental executive retirement plan.

(e)
The shares listed as beneficially owned by directors and executive officers as a group consist of 1,457,857 shares (of which 203,553 are restricted shares) and exercisable stock options to purchase 823,425 additional shares.

PROPOSAL I: ELECTION OF DIRECTORS

Nominees

Eight directors are to be elected during the 2008 annual meeting to serve, subject to their earlier death, resignation or removal, for terms of one year ending at the 2009 annual meeting or until their successors are duly elected and qualify.  Certain information regarding the eight nominees is presented below.  Should any nominee become unable or unwilling to serve, an event not anticipated to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.

Company
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

Katherine Button Bell, 49	1997
Vice President and Chief Marketing Officer
of Emerson Electric Co.,
a manufacturer of electrical, electromechanical and
electronic products and systems

Wilbert G. Holliman, 70	1996
Chairman of the Board and former Chief Executive Officer of the Company
Director of North Mississippi Health Services, Southern Pipe & Supply
and BancorpSouth, Inc.

John R. Jordan, Jr., 69	2003
Retired, formerly Vice Chairman of Price Waterhouse
(now PricewaterhouseCoopers)
Director of Fiduciary Counseling, Inc.

Richard B. Loynd, 80	1987
President of Loynd Capital Management
Director of Joy Global Inc.

Bobby L. Martin, 59	2003
Independent management consultant and retired President and
Chief Executive Officer of Wal-Mart International,
the international division of Wal-Mart Stores, Inc., an international discount retailer
Director of The Gap, Inc. and Conn’s Appliances, Inc.

Company
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

Aubrey B. Patterson, 65	2004
Chairman of the Board and Chief Executive Officer of
BancorpSouth, Inc., a bank holding company
Director of BancorpSouth, Inc. and Mississippi Power

Ralph P. Scozzafava, 49	2007
Vice Chairman and
Chief Executive Officer of the Company

Albert E. Suter, 72	1997
Senior Advisor and Retired Vice Chairman and
Chief Operating Officer of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems
Director of DeCrane Aircraft Holdings, Inc.

Each of the director nominees has held the same position or other executive positions with the same employer during the past five years, except Ralph P. Scozzafava who was employed at Wm. Wrigley Jr. Company as Vice President & Managing Director of North America/Pacific and later being promoted to Vice President of Worldwide Commercial Operations during the five year period prior to joining the Company in 2007 as President and Chief Executive Officer Designate.

Lee Liberman is retiring from the Board of Directors after 22 years of service.  We thank him for his dedication to the Company and for the direction and guidance he has given us over the years.

Board of Directors and Committees

In accordance with the rules of the New York Stock Exchange, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.  The Board has also adopted its own definition of director independence, which is consistent with the guidelines set forth in the New York Stock Exchange listing standards.  This definition is attached to this proxy statement as Appendix A.  Based on this definition and a consideration of all other relevant facts and circumstances, the Board of Directors has determined that the following members are independent: Ms. Button Bell, Mr. Jordan, Mr. Loynd, Mr. Martin, Mr. Patterson, and Mr. Suter.  In determining Mr. Loynd’s status as an independent director the Board considered the arrangement with the Company regarding office space and secretarial and related services and concluded that his arrangement did not impair his independence.

The Board has three standing committees: an Audit Committee, a Human Resources Committee, and a Governance and Nominating Committee.

The Audit Committee, which currently consists of four independent directors (Mr. Jordan, Chairman, and Mr. Martin, Mr. Liberman and Mr. Patterson) met five times during the year ended December 31, 2007.  The Committee assists the Board in the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s implementation and administration of internal controls to safeguard assets, (c) the Company’s compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications, independence and performance, and (e) the performance of the Company’s internal audit function.  The Committee also provides an avenue of communication among the independent auditor, the Internal Audit Department, management and the Board. The Audit Committee operates under a written charter adopted by the Board of Directors.  The Board of Directors has also determined that all members of the Committee are financially literate and that Lee M. Liberman and John R. Jordan, Jr. are Audit Committee Financial Experts as that term is defined in the rule issued pursuant to the Sarbanes-Oxley Act of 2002.

The Human Resources Committee, which currently consists of four independent directors (Mr. Suter, Chairman, and Ms. Bell, Mr. Liberman and Mr. Rubel), met eight times during the year ended December 31, 2007.  The Committee operates under a written charter approved by the Board of Directors and discharges the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executives of the Company and its operating companies.  These responsibilities include reviewing and approving performance measures relevant to the compensation of the Company’s executive officers, evaluating the performance of these executive officers in light of the approved performance measures and determining their annual and long-term compensation.

The Governance and Nominating Committee, which currently consists of four independent directors (Mr. Loynd, Chairman, and Mr. Jordan, Mr. Suter and Mr. Patterson) met five times during the year ended December 31, 2007.  The Committee operates under a written charter approved by the Board of Directors, identifies and recommends nominees for election as directors individuals who are qualified to become Board members and develops, and recommends to the Board corporate governance principles applicable to the Company.  The Committee also has the authority to exercise all of the powers of the Board of Directors while the Board of Directors is not in session, except that the Committee does not have the authority to amend the By-Laws of the Company or to increase the size of, or to designate persons to fill vacancies on, the Board of Directors.  The Committee is also limited by Delaware law as it currently exists or as it may exist hereafter.

The Governance and Nominating Committee has a policy of considering director candidates recommended by stockholders provided that a stockholder submission of a nominee for director must be received by the Company’s Secretary not less than 120 calendar days before the calendar day and month of the mailing of the Company’s proxy statement in connection with the previous year’s annual meeting. The submission must include biographical information including, but not limited to, the proposed candidate’s name, age, business address, residence address, principal occupation or employment for the previous five years and the number of shares of common stock of the Company owned beneficially or of record.

Director candidates are selected on the basis of their ability to make contributions to the Board and to the Company’s strategic plan.  Selected candidates shall possess the following qualifications: (a) high personal and professional ethics, integrity, an inquiring and independent mind, practical wisdom and mature judgment; (b) broad training and experience at the policy making level in business, government, education and technology or in areas that are relevant to the Company’s activities; (c) expertise that is useful to the Company and complementary to the background and experience of the other Board members, so that an optimum balance of members on the Board can be achieved and maintained; (d) willingness to devote the required amount of time to carry out the duties and responsibilities of Board membership; (e) commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; (f) willingness to represent the best interests of all stockholders and objectively appraise management performance; and (g) involvement in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.  The Governance and Nominating Committee assesses the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time.

The Company’s Code of Corporate Conduct applies to our Directors, Officers (including the Chief Executive Officer, Chief Financial Officer, Controller and Principal Accounting Officer), and employees.  The Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee, Governance and Nominating Committee and Human Resources Committee are available on the Company’s website at www.furniturebrands.com.  Stockholders may request a copy of any of these documents from Furniture Brands International, Inc., 101 South Hanley Road, St. Louis, MO  63105, Attn: Corporate Secretary, 314-863-1100.  Information on our website does not constitute part of this proxy statement.

There were twelve meetings of the Board during the year ended December 31, 2007, and all directors were present for at least 75% of the meetings of the Board and committees of the Board on which they served.  The non-management directors have chosen Mr. Loynd as Lead Director to preside at the regular meetings of non-management directors and to perform other responsibilities that the independent directors may desire as a whole from time to time.

The Board provides a process for stockholders and other interested parties to send communications directly to the Board as a whole, the non-management directors as a group or to individual directors.  Stockholders and other interested parties should do so in writing addressed to the Governance and Nominating Committee Chairperson, c/o Furniture Brands International, Inc., 101 South Hanley Road, St. Louis, MO 63105.  All appropriate correspondence will be forwarded to the Chairman of the Governance and Nominating Committee. The Company will not, however, forward sales or marketing materials or correspondence not clearly identified as stockholder or interested party correspondence.

All members of the Board are expected to attend all Board meetings and Committee meetings of which the director is a member, as well as the Annual Meeting of Stockholders.  The Board of Directors realizes that conflicts may arise from time to time but expects that each director shall make every effort to keep such conflicts to a minimum.  All members of the Board attended last year’s Annual Meeting of Stockholders.

Compensation of Board of Directors

The annual pay package for non-employee directors is:

●	Designed to attract and retain highly-qualified, independent professionals to represent the Company’s stockholders;

●
Positioned to approximate the median of comparably sized companies to Furniture Brands. The Nominating and Governance Committee periodically engages an independent consultant to assist in reviewing the competitiveness and appropriateness of the Company’s non-employee director compensation program.  On the basis of this competitive assessment, the Committee may recommend to the full Board an adjustment to the compensation level or components; and

●
Designed to provide ongoing alignment to stockholders through equity-based grants.  In 2007, non-employee directors received approximately 59% of pay in the form of equity and 41% in cash. Since Furniture Brands does not pay board or committee meeting fees, actual annual pay should be relatively close to targeted mix with the only difference being whether or not a director is the chairperson of a committee.

In April 2007, the Board of Directors implemented a 10% reduction in cash retainer fees (from $50,000 to $45,000) as a result of the Company’s lower sales, falling earnings and reduced share price.

Each Director who is not an employee of the Company or of a subsidiary of the Company is paid direct compensation in the form of an annual fee of $45,000, plus reimbursement at cost for all travel expenses incurred in attending board and committee meetings plus an annual award of restricted shares of Common Stock with a market value on the date of the award of $75,000.  Such restricted stock vests after one year or upon a director’s retirement, death or disability.  In addition, each Director serving as Chairman of a committee of the Board is paid an additional annual fee of $5,000 except the Chairman of the Audit Committee, who is paid an additional annual fee of $10,000. Such fees are not paid to directors who are employees of the Company or a subsidiary of the Company.

Further, each non-employee director who has not reached the age of 70 is entitled to receive on a non-contributory basis $100,000 of term life insurance pursuant to the Company’s group term life program.

Finally, the Company has a retirement plan for non-employee Directors in which participation and benefits have been frozen since December 31, 2005.  Under the plan, a Director who is not an employee of the Company or of a subsidiary of the Company and who has reached age 62 or older and has served as a Director for at least five years will, after termination of service as a Director, receive for life an annual fee equal to $24,000.  Currently, only Mr. Liberman will qualify for benefits under this plan, and after termination of service as a director he will receive $24,000 per year for life payable monthly.  There will be no further vesting or new participants added under the plan.

The following table presents the total compensation paid to the Company’s non-employee Directors during the year ended December 31, 2007.

Non-Employee Director Compensation

					Change in
	Fees				Pension Value
	Earned				and Nonqualified
	or Paid	Stock		Non-Equity	Deferred	All Other
	in Cash	Awards	Option	Incentive	Compensation	Compensation	Total
Name	($)(a)	($)(b)	Awards	Compensation	Earnings	($)(c)	($)
Katherine Button Bell	$46,666	$75,000	$-	$-	N/A	$-	$121,666
John R. Jordan	$56,666	$75,000	$-	$-	N/A	$-	$131,666
Lee M. Liberman	$46,666	$75,000	$-	$-	$-	$-	$121,666
Richard B. Loynd	$51,666	$75,000	$-	$-	N/A	$84,306	$210,972
Bobby L. Martin	$49,143	$75,000	$-	$-	N/A	$-	$124,143
Aubrey B. Patterson	$46,666	$75,000	$-	$-	N/A	$-	$121,666
Matthew E. Rubel	$46,666	$37,500	$-	$-	N/A	$-	$121,666
Albert E. Suter	$51,666	$75,000	$-	$-	N/A	$-	$126,666

(a)	Includes all fees earned for services as director including annual retainer and committee chair retainers.
(b)	Value of restricted stock grant in 2007. At fiscal year end, restricted share holdings of each director were as follows:

Ms. Button Bell, 23,318 shares; Mr. Jordan, 15,766 shares; Mr. Liberman, 23,318 shares; Mr. Loynd, 19,861 shares; Mr. Martin, 15,928 shares; Mr. Patterson, 13,785 shares; Mr. Rubel, 7,368 shares and Mr. Suter, 23,318 shares

(c)
The Company provided Mr. Loynd with office space and secretarial and related administrative services during 2007 in recognition of his prior service as former Chief Executive Officer and Chairman of the Board of the Company.

Director Stock Ownership

Effective on January 1, 2007, We implemented formal share ownership guidelines for non-employee directors.  Non-employee directors of the Company are required to own 10,000 shares within four years of joining the Board.  As of December 31, 2007, seven of the eight non-employee directors met the targeted ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of forms received by it or filed with the Securities and Exchange Commission and on written representations from certain reporting persons, we believe that during 2007, all directors and executive officers complied with all Section 16(a) filing requirements.

Human Resources Committee Interlocks and Insider Participation

The functions and members of the Human Resources Committee are set forth above under “Board of Directors and Committees.”  All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company.

Audit Fees

The following fees were paid to KPMG LLP, the Company’s independent auditors, for services rendered in 2007 and 2006 (Dollars in Thousands):

	2007	2006
Audit Fee	$1,448	$1,501
Tax Fees	105	95
Total KPMG LLP Fees	$1,553	$1.596

Audit Fees primarily represent amounts paid for the integrated audit and statutory audits.

Tax Fees are for tax compliance and tax consulting.

The Audit Committee pre-approves all audit and non-audit services (and related fees) provided by the Company’s independent registered auditor, as outlined below.  Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman.  Such approval will be reviewed with the entire Committee at the next quarterly meeting.

Audit Fees

Annually, the Committee reviews and approves the audit services and the estimated audit fees for the current fiscal year and approves any amounts exceeding the original estimates.

Non-Audit Services and Fees

Annually, and otherwise as necessary, the Committee reviews and approves all non-audit services and the estimated fees for such services for the current fiscal year.  For recurring services such as employee benefit plans, tax compliance, internal control reviews, statutory filings and foreign export reporting and for non-recurring services such as tax or other consulting, the Committee reviews and approves the services and estimated fees by category of service and approves any amounts exceeding the original estimates.

Report of the Audit Committee

We oversee the Company’s financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control.  In fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and control.

We discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 32100T.

In addition, we have received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, (Independent Standards Board Standard No. 1,

Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with the firm their independence from the Company.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. We also evaluated and recommended to the Board the reappointment of KPMG LLP as the Company’s independent auditors for fiscal year 2008.

Submitted by the Audit Committee of the Furniture Brands International Board of Directors

John R. Jordan, Jr., Chairman	Bobby L. Martin
Lee M. Liberman	Aubrey B. Patterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Human Resources Committee of the Board of Directors (“Committee”) is comprised of non-employee directors, all of whom meet the independence requirements outlined by the New York Stock Exchange.  The Committee is responsible for establishing the Company’s executive compensation policies and overseeing executive compensation practices.

The Committee establishes the Company’s compensation policies and oversees its executive compensation practices on behalf of the Board of Directors.  The Committee operates under a written charter adopted by the Board of Directors, and conducts a self-assessment of its performance annually.

Committee Consultant

To assist the Committee in discharging its responsibilities, the Committee has retained Towers Perrin as its independent consultant.  The consultant is engaged by and reports directly to the Committee.  Specifically, the consultant’s role is to work with the Committee through management to develop recommendations related to all aspects of executive compensation matters.  A more detailed explanation of the consultant’s role in setting pay levels is discussed throughout this report.  In addition to consultation to the Committee, Towers Perrin provides pension plan actuarial services and benefits consulting to management.

Compensation Philosophy

Furniture Brands’ executive compensation program is designed to:

●	Attract and motivate a highly capable and performance-focused executive team;

●	Pay for performance such that relative total compensation reflects the relative performance of the Company;

●	Link the change in earnings of executives directly to and in the same direction as the change in financial results, both short and long term, and its return to stockholders;

●	Promote a culture of executive owners who share a common financial interest with stockholders; and

●	Efficiently manage the potential dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other four objectives of the program.

Market Competitiveness

On an annual basis, Towers Perrin provides to the Committee written market data that outlines salary and incentive compensation targets, both short and long term, for comparable market positions of the officers and other senior executives at companies of similar size to the Company.  The companies of similar size are matched by regression formulas from the broad company database of the Towers Perrin survey.  Individual identities of the companies are not known.  The Committee assesses our financial performance, competitive industry compensation practices, emerging market trends, and executive pay tally sheets (detailing the executives’ annual and total accumulated pay under various performance and employment scenarios) and other factors.  No specific weighting is assigned to these factors.  Generally, there are nominal changes both up and down in target total compensation and the mix of the compensation elements.  Actual total compensation can vary widely based on Company, business unit, and individual performance.

2007 Business Results and Compensation

We understand the importance of pay for performance and are implementing programs that continue to demonstrate it’s commitment to strengthening the link between executive pay and overall business performance.  This link has been demonstrated in 2007 by restraint in base salary increases and delivering no payout for the 2007 short term incentive plan for a year in which sales decreased significantly and the company reported an earnings loss.  The Committee established the 2007-08 long term incentive plan to focus management’s attention on reduction of furniture inventories, better management of accounts receivable, and generation of increased levels of free cash flow.  The achievement of these results in 2007 resulted in a payout pool of 200% of target under the plan.

We currently deliver approximately 75% of total direct compensation (base, bonus and expected value of long term incentives) to the Named Executive Officers (NEO’s) reporting directly to the CEO through performance contingent programs, both short and long term.

The Committee has sole discretion in setting the compensation of those executives, including the NEO’s based on input from the CEO.  The compensation of the CEO is set by the full Board of Directors based on the Committee’s recommendation.

The basic structure of the primary elements of our 2007 executive officer compensation package is outlined below.

Element	Purpose	Characteristics
Base Salary	Certain element of pay for an individual’s primary duties and responsibilities.	Base salary is reviewed annually and each executive’s current salary is compared against a comparable position in the competitive market.
Short Term Incentive Plan	Paid for the achievement of specified annual corporate and/or business unit financial goals.	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on Furniture Brand’s actual results achieved.
Long Term Incentive Plan	Rewards key executives who can potentially contribute materially to the long term success of the Company.	Performance-based long term cash opportunity; amounts earned/realized vary from the target based on actual financial results achieved during the specified performance period.
Equity Grants	Regular grants of stock options or full value shares designed to drive performance and promote share ownership.	Performance based long term incentive opportunity; amounts realized are dependent upon share price appreciation and/or business performance.
Benefits	Provide for basic life and income security needs.	Fixed component of basic programs provided by the Company, with elective options by the employee.

Base Salaries

The committee believes it is important to attract and retain executive talent from the competitive marketplace.  Therefore we target the base salaries of its executives to the median of salaries paid to individuals in comparable jobs of U.S. industrial and manufacturing companies of similar size.  The major source of this competitive data is the annual executive compensation survey conducted by Towers Perrin.

Because we want to reward for performance as well as job content, the executive’s individual performance and overall job responsibilities are considered (along with market competitive pay levels) when determining the amount of any executive salary increases.

Annual Incentives

Annual incentive at Furniture Brands is delivered through the Short Term Incentive Plan.  Annual incentive opportunities are established as a percentage of an executive’s base salary and are targeted at the median of the comparable market.

In 2007, the Committee determined that the performance standards used in the short term incentive plan were not aligned closely enough with business results and that it was critical to focus on earnings improvement in light of the 2006 earnings deterioration.  As a result, a new plan based entirely on earnings expectations was developed.  This plan provided for a 100% payout for earnings that reached the business plan expectations of $47 million and no payout for any earnings below $35 million.  In 2007, our business further deteriorated from levels achieved in 2006, with the company reporting an earnings loss, and no awards were made under the short term incentive plan.

Long Term Compensation

The Committee feels that the achievement of long term business goals is a critical management focus.  In 2007, approximately 50% or more of the total direct compensation (salary, target annual incentive, and target long term incentive opportunity) of the NEO’s other than the CEO was intended to be long-term (i.e., payable over time periods longer than a year).  The long term incentive opportunity for each executive is established as a percentage of an executive’s base salary and is targeted at the median of the comparable market.

The emphasis on longer-term compensation ensures a strong continued alignment with share owner value creation through management focus on key business results.

Prior to 2005, the primary form of long term compensation consisted of annual stock option grants.  In 2005, the Committee introduced a new approach to long term compensation, combining a stock option grant and a performance cash plan based on 3-year financial results.  The first long term performance cash plan consisted of a performance period from January 1, 2005 to December 31, 2007.  We did not achieve either the three-year cash flow or the return on net assets thresholds specified in the plan and therefore executive participants of the plan did not receive any payment.  A second long term performance cash plan of the same design is in place for the 2006 to 2008 performance period, and any payouts will be determined after the results are compiled at the end of December 31, 2008.

In 2007, the long term incentive opportunity was based solely on the 2007-08 long term incentive plan. We did not deliver an annual grant of stock options at that time due to a limited remaining authorization of shares in the 1999 Long Term Incentive Plan and an increased urgency by the Board to focus management’s attention on controlling inventory, receivables, and improving free cash flow.  The Committee initiated the special long term plan designed to reward for management’s actions in improving free cash flow during the critical period covering 2007 and 2008.  For the 2007 performance period of this plan, the Committee set a 100% award level for the achievement of $108 million in cash flow, zero for cash flow below $86.4 million, and a capped award for any cash flow that exceeded $ 129.6 million.  Actual 2007 free cash flow was $138.5 million.  This generated a calculated award pool of 200% of the long term target for each NEO, with no individual discretion in determining actual individual awards earned under the plan.  Under the terms of the plan, the award was banked until the end of the total 2007-08 performance period, after which payout will be made to each plan participant based on continued employment.  The amount in the bank will be forfeited for any termination of employment, except as a result of death, disability, or retirement.  Any awards from the plan will be delivered as 50% cash and 50% shares to those executives who have not yet achieved their share ownership requirements.

2007 Compensation Summary

The table below outlines the specific corporate measures used in determining 2007 executive compensation:

Pay Element	Performance Measures - 2007	Performance Results – 2007	2007 Performance
Base Salary	Individual Contribution	Executive effort failed to lead the organization to achieve expected results.	Zero Salary Increases
2007 STIP	Actual 2007 Net Earnings relative to targeted level.	2007 Net Earnings Loss	Zero Payout for all NEO’s

Pay Element	Performance Measures - 2007	Performance Results - 2007	2007 Performance
2005 – 2007 LTIP	3-Yr Cumulative Net Cash Flow from Operations and Pre-tax Return on Net Assets in 2007 relative to targeted level	Failed to achieve threshold levels for either Net Cash Flow Operations or RONA	Zero Payout for all NEO’s
2006 – 2008 LTIP	3-Yr Cumulative Net Cash Flow from Operations and Pre-tax Return on Net Assets in 2008 relative to targeted level	NA	TBD
2007 – 2008 LTIP	2-Yr Free Cash Flow in each of 2007 and 2007-08 periods relative to targeted level	Surpassed maximum expectations for cash flow in 2007 period	200% of Target Award (Banked)

1.	2007 earnings for 100% payout = $47.0 million. Earnings below $35.0 million produce zero payout.
2.	Threshold for payout under this plan is 10.5% return on net assets and $280,736,000 cumulative net cash from operations at end of 2007.
3.	Threshold for payout under the plan is not disclosable for these open cycles due to competitive sensitivity and risk that any published figures may be construed as investor guidance.

Benefits

All NEO’s participate in a full range of benefits and are covered by the same plans (with noted exceptions) and on the same terms as provided to all U.S.-based Company employees.  We target our overall benefits to be competitive with industrial and manufacturing companies of similar size.  We believe executives should have the same benefits as all other employees.

Retirement Plans

Effective December 31, 2005, the Committee froze the defined benefit retirement plan.  Only those participants who were retirement-eligible and had 10 years of service to the Company on that date are permitted to accrue benefits under the plans based on service until December 31, 2010.  Three NEO’s, Mr. Holliman, Mr. Foy and Mr. Chipperfield, are accruing retirement benefits pursuant to this plan.  All three individuals have scheduled retirement dates in 2008 (Mr. Holliman on April 30, 2008; Mr. Foy on January 31, 2008 and Mr. Chipperfield on March 14, 2008).  No other NEO’s are participants in a retirement plan.

Executive Stock Ownership

The Committee believes that meaningful executive ownership is integral to aligning executive and stockholder interests.  Effective on January 1, 2007, we implemented formal executive share ownership guidelines.  The top executives of the Company are required to own a fixed number of shares ranging from 35,000 to 200,000 shares depending upon position.

Until targeted ownership levels are achieved, each executive will be required to hold 50% of net shares from all option exercises and will be required to receive 50% of performance cash award payments in Company common stock.  Executives will have 5 years to achieve targeted ownership.

Chief Executive Compensation

The compensation program in place for our Chairman and Chief Executive Officer during 2007 was designed specifically for Mr. Holliman as he transitions to retirement.  These employment arrangements recognize his long, valued service and his continued commitment to us as he delays retirement, yet match the pay delivered to him with our performance:

●
In March 2007, Mr. Holliman volunteered a reduction in salary in light of our continued deterioration in business performance.  The Board accepted this offer and adjusted his salary by 25% in April, from $925,000 to $694,000;

●	Mr. Holliman’s annual target bonus remained at 100% of salary under the Short Term Incentive Plan, but actual payout was zero due to the earnings loss;

●	Mr. Holliman does not receive any equity compensation grants, nor does he participate in any of the cash long term incentive plans of the Company; and

●
Under his current employment agreement, commencing the year following retirement, Mr. Holliman will receive payments of $1 million per year for four years in lieu of any long term compensation awards or plan participation.  Mr. Holliman is expected to retire at the 2008 Annual Meeting of Stockholders, and the first payment will take place in January 2009.  These payments are fully vested and are to be made to Mr. Holliman’s beneficiaries or to his estate should he die before receiving the last payment.

Compensation for the CEO Designate

Ralph Scozzafava was hired in 2007 as Vice Chairman and CEO Designate to succeed Mr. Holliman as CEO on January 1, 2008 and as Chairman on May 1, 2008.  In determining Mr. Scozzafava’s pay package, the Committee set the value of his pay components based on a comparison to CEO compensation at industrial and manufacturing companies of similar size to the Company, recognizing that Mr. Scozzafava would first be reporting to the CEO as he learned the organization and the business.  On this basis, the Committee set his annual salary at $700,000, with an annual incentive target of 100% of salary, and a long term incentive target of 200% of salary.  These targets were prorated for his actual service (six months) in 2007.  In addition the Committee awarded stock option grants to Mr. Scozzafava in 2007 and 2008, both equal in value to 100% of his salary.

Compensation of the other Named Executive Officers

Base salaries of the other NEO’s are determined on comparison to market data for similar roles in companies of similar size, recognizing the experience and contribution of each executive to the role.  These executives participate in the short term incentive and long term incentive plans of the Company. The annual incentive targets range from 50% to 75% of base salary, and the long term incentive targets range from 100% to 165% of base salary.  Base salary, annual and long term incentive targets are set commensurate with competitive pay levels for each position, on the basis of comparison to companies of similar size from the Towers Perrin survey.

In 2005, the Company discontinued the defined benefit retirement plan and provided for additional pension service and earnings accruals through to December 31, 2010 only to those employees who were retirement-eligible at the time and had 10 years of service with the Company.  Thus, only Mr. Holliman, Mr. Chipperfield and Mr. Foy are continuing to accrue benefits under that plan.

The employment contracts for Mr. Holliman and Mr. Foy remain in effect until their scheduled retirements.  These agreements are discussed in the Employment Agreements of this report.  The other executives do not have any unique contractual employment arrangements.

In 2007 the Board approved an Executive Severance Plan that covers all Named Executive Officers except Mr. Holliman and Mr. Foy.  This plan is discussed in the Executive SeverancePlan section of this circular.

In 2007 the Board approved individual change in control agreements with the Named Executive Officers except Mr. Holliman and Mr. Foy.  These agreements are discussed in the Individual Change In Control Agreements section of this circular.

New Hires

In order to attract key executive talent, we may offer a cash hiring bonus, an annual incentive guarantee, or grants of stock options or restricted shares, as appropriate for the hiring situation.  Mr. Scozzafava and Mr. Isaak received annual incentive award guarantees and restricted share awards upon hire.  As a condition of his employment, Mr. Scozzafava was awarded stock options at hire and again in 2008.

Executive Transition

A critical role of the Committee is to review succession planning for key executive roles.  The Committee has supported the transition to a new leadership team of the company through a series of planned executive changes:

1.
Retirement of Mr. Holliman – was initiated in 2007 with the hiring of Mr. Scozzafava.  On January 1, 2008 the role of Chairman and CEO was split, with Mr. Holliman assuming the role of Chairman of the Board and Mr. Scozzafava becoming CEO.

2.
Retirement of Mr. Foy – was planned in 2007 as part of Furniture Brands’ significant transition of executive management.  Mr. Foy retired on January 31, 2008.  The Board recognized his leadership with a transitional lump sum of $2,000,000 awarded at the time of his retirement.

3.
Retirement of Mr. Chipperfield – has proceeded in accordance with Mr. Chipperfield’s plans after a long career of providing expertise and leadership as the company has evolved.  Mr. Chipperfield retired on March 14, 2008.

Accounting and Tax Treatment

The Committee reviews projections of the estimated accounting expense and tax impact of all material elements of the executive compensation program.  Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and we realize a tax deduction upon the payment to/realization by the executive.

Stock option grants and awards under the Short Term and Long Term Incentive Plans are intended to meet the deductibility requirements of IRC Section 162(m) as performance based pay.

Review of All of the Components of CEO and NEO Compensation

The Committee has reviewed all components of the compensation for all the NEO’s (including the CEO and the CFO and Principal Financial Officer) as follows: salary, annual incentive, and long term compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and payout obligations under all the Company’s qualified and non-qualified deferred compensation programs, the actual and projected payout obligations under the Company’s qualified and non-qualified executive retirement plans, under potential severance and change-in-control scenarios.  Tally sheets setting forth all the above components were prepared by Towers Perrin and reviewed by the Committee.

Based on this review, the Committee finds the CEO, CFO and NEO total compensation in the aggregate to be reasonable and not excessive.

Human Resources Committee Report

In fulfillment of its responsibilities appearing in this proxy statement, the Committee reviewed and discussed the Compensation and Discussion and Analysis with management.  Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Human Resources Committee of the Furniture Brands International, Inc. Board of Directors

Albert E. Suter, Chairman	Lee M. Liberman
Katherine Button Bell	Matthew E. Rubel

Summary Compensation Table

The table below presents the fiscal 2007 “total compensation” of the CEO, CFO, three other most highly compensated executive officers (“Named Executive Officers”), as well as our Controller who has been acting as Principal Financial Officer due to the termination in 2007 of the CFO, and two former executive officers who would otherwise have been included in the foregoing list but for the fact that they were not serving as executive officers as of the end of 2007.

SUMMARY COMPENSATION TABLE

												Change in
												Pension
												Value (3)
												and
												Nonqualified
										Non-Equity		Deferred	All
Name and						Stock		Option/SAR		Incentive Plan		Compensation	Other
Principal Position	Year	Salary		Bonus		Awards (1)		Awards (2)		Compensation		Earnings	Compensation	TOTAL
Wilbert G. Holliman, Jr.	2007	$756,192	(4)	$-		$-		$176,844		$-	(5)	$391,878	$152,599	$1,085,635
Chairman &	2006	$925,000		$-		$-		$337,549		$678,488		$33,670	$118,849	$2,059,886
Former CEO

Denise L. Ramos	2007	$138,750	(6)	$-		$-	(12)	$-	(12)	$-	(13)	$-	$15,361	$154,111
Former CFO	2006	325,000		$-		$85,821		$173,713		$178,791		$-	$220,662	$983,987

Richard R. Isaak	2007	$121,154	(7)	$42,288	(11)	$18,083		$-		$-	(5)	$-	$658	$182,183
Controller, Principal	2006	$-		$-		$-		$-		$-		$-	$-	$-
Financial Officer

Ralph P. Scozzafava	2007	$376,923	(8)	$350,000	(11)	$53,412		$121,881		$-	(5)	$-	$342,138	$1,244,354
Vice Chairman & CEO	2006	$-		$-		$-		$-		$-		$-	$-	$-

John T. Foy	2007	$548,500		$-		$24,066		$250,652		$-	(5)	$339,211	$202,279	$1,025,497
President & COO	2006	$548,500		$-		$86,837		$320,998		$402,325		$35,391	$134,843	$1,493,503

Lynn Chipperfield	2007	$325,000		$-		$49,378		$260,033		$-	(5)	$207,377	$46,984	$681,395
Former SVP, General	2006	$325,000		$-		$56,396		$346,473		$178,791		$13,930	$48,107	$954,767
Counsel

Nancy W. Webster	2007	$343,750	(9)	$-		$-	(12)	$-	(12)	$-	(13)	$-	$1,056,830	$1,400,580
Former Pres	2006	$350,000		$210,000	(11)	$30,205		$94,541		$-		$-	$35,788	$720,534
Thomasville

C. Jeffrey Young	2007	$239,917	(10)	$-		$-	(12)	$-	(12)	$-	(13)	$-	$777,149	$1,017,066
Former Pres HDM	2006	$352,000		$-		$-		$46,862		$179,768		$-	$49,747	$628,377

1.	Restricted Stock Awards valued as they vest each calendar year, based on actual share price.
2.	Stock Option Awards valued as they vest each calendar year, at Black Scholes value at date of grant.
3.	Change in Pension Value reflects increase in annual pension payment at normal retirement age of 65, and includes amounts from both the qualified retirement plan and the nonqualified SERP.
4.	Mr. Holliman's salary reduced 25% in April 2007 due to company performance.
5.	Non-Equity Incentive Comp in 2007 is zero for 2007 STIP & 2005-07 LTIP cash plans.
6.	Ms. Ramos terminated on May 25, 2007.
7.	Mr. Isaak commenced employment on May 1, 2007.
8.	Mr. Scozzafava commenced employment on June 18, 2007.
9.	Ms. Webster terminated employment on November 1, 2007.
10.	Mr. Young terminated employment on September 4, 2007.
11.	STIP payout guarantee associated with new hire.
12.	Unvested R.S. and S.O. grants cancelled at termination
13.	Participation in STIP and LTIP forfeited at termination.

In accordance with the SEC’s proxy disclosure rules, “Total Compensation” in 2007 is defined as the sum of the following:

1.	Salary: Base salary paid during 2007.
2.	Bonus: Non-performance based awards (i.e., guarantees and sign on bonus)
3.
Stock awards: restricted stock grants made in 2007 (excluding dividends earned on outstanding restricted shares that are not part of FAS123R value): dollar amounts reflect the grant date accounting fair value calculated pursuant to the guidance set forth under FAS 123(R), as presented in our annual 10-K filing (values shown are the grant date face value).

4.
Stock options: Stock option grants made in 2007; dollar amounts reflect the grant date accounting fair value calculated pursuant to the guidance set forth under FAS 123(R), as presented in our annual 10-K filing (values shown are the grant date expected value based on a Black-Scholes model).

5.
Non-equity incentive awards: short and long term performance based awards.  The 2007 values in this table are zero because the 2007 Short Term Incentive Plan produced a zero payout, the 2005-08 Long Term Incentive Plan also produced zero and the 2007-08 plan produced a calculated award that is banked and is subject to forfeiture for any termination prior to end of the performance period.

6.
Change in actuarial value of pension benefits and non-qualified deferred compensation earnings: Includes the aggregate increase in actuarial value of defined benefit plan amounts accrued during the year and any above market earnings on non-qualified deferred compensation.

7.
All other compensation: All other compensation not captured elsewhere in the Summary Compensation Table, including but not restricted to: Executive Perquisites, Company Payments for Benefits, Company Contributions to Defined Contribution Plans, Insurance Premiums, Payments associated with Severance, and Relocation Costs paid by the Company.

_________________

All Other Compensation

The table below presents “all other compensation” provided in fiscal 2007 to the Named Executive Officers.  Consistent with our emphasis on performance based pay, the perquisites and other benefits are limited in scope.  The more significant entries relate to severance payments to terminated executives.

OTHER COMPENSATION

		Company Paid Benefits							Company		Club	RELOCATION					TOTAL
Name and		401k		Def Comp		------- Life Insurance -------			Aircraft		Dues/	Co Paid	Relo Allow	Co Paid		Severance	All Other
Principal Position		Contrib		Match		Imputed	Co Paid	Def Exe Life	Pers. Use		Mbrshp	Relocation	GROSS	Housing		or CIC	COMP
W. G.	2007	$10,125		$54,661		$7,413	$4,006	$-	$71,153	(3)	$5,241	$-	$-	$-		$-	$152,599
Holliman, Jr.
Chairman & CEO
D. L.	2007	$10,125		$4,389		$337	$510	$-	$-		$-	$-	$-	$-		$-	$15,361
Ramos
Former CFO
R. R.	2007	$-	(1)	$-	(2)	$94	$564	$-	$-		$-	$-	$-	$-		$-	$658
Isaak
Controller, Principal
Financial Officer
R. P.	2007	$-	(1)	$16,962	(2)	$585	$1,646	$-	$14,231	(3)	$-	$308,714	$-	$-	(4)	$-	$342,138
Scozzafava
Vice Chairman &
CEO Designate
J. T.	2007	$10,125		$32,887		$2,570	$2,578	$125,789	$23,089	(3)	$5,241	$-	$-	$-		$-	$202,279
Foy
President & COO
L.	2007	$10,125		$12,771		$1,419	$1,529	$21,141	$-		$-	$-	$-	$-		$-	$46,984
Chipperfield
SVP, General
Counsel
N. W.	2007	$10,125		$13,490		$692	$-	$49,360	$-		$-	$-	$-	$-		$983,163	$1,056,830
Webster
Former Pres
Thomasville
C. J.	2007	$10,125		$-	(2)	$630	$566	$34,035	$-		$-	$-	$-	$-		$731,793	$777,149
Young
Former Pres HDM

1.	Not a participant in the 401(k) in 2007.
2.	Made no deferred compensation contributions and thus received no company match in 2007.
3.
Amount for personal use of company aircraft represents the aggregate incremental cost to the Company, based on the variable operating costs per mile, which include fuel costs, maintenance, associated travel costs for the crew and certain office expenses, but does not include the tax on the disallowance (net

(net of W-2 adjustments) of aircraft expenses under current Federal income tax law are as above.
4.	Company paid relocation is the grossed-up value of expenses incurred for the relocation of Ms. Ramos to St. Louis in 2005 and of Mr. Scozzafava to St. Louis in 2007.

In addition to the above compensation, the reported eight officers also participated in health & welfare benefit programs (medical coverage, disability, basic life insurance and vacation) which are generally available and comparable to those provided to all full-time US employees.

Grants of Plan Based Awards

All Named Executive Officers except Mr. Holliman participated in the Furniture Brands 2007-08 Long Term Incentive Plan.  The 2007 plan performance cycle runs from 2007 – 2008.  No annual grants of stock options were provided.

Special equity grants were made to Mr. Isaak and Mr. Scozzafava in association with their commencement of employment.  Restricted shares vest in three equal installments on the next three anniversaries of the grant; stock options vest in equal installments on the next four anniversaries of the grant.  The grant date fair value of the option and restricted share awards are in included in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

							All Other	All Other
							Stock	Option
						Est. Future	Awards:	Awards:
						Payouts	Number	Number of	Exercise	Grant Date
						Under	of Shares	Securities	or Base	Fair Value
			Estimated Future Payouts Under			Equity	of Stock	Underlying	Price of	of Stock
			Non-Equity Incentive Plan Awards			Incentive	or Units	Options	Option	and Option
Name and		Grant	Threshold	Target	Maximum	Plan Awards			Awards	Awards
Principal Position	Plan Type	Date	$	$	$	$	#	#	$/sh	$
W.G. Holliman	R.S. Grant	no grant	$-	$-	$-	N/A	no grant
Chairman & CEO	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
	Cash LTIP 07-08	not in	$-	$-	$-	N/A
	Cash LTIP 06-08	not in	$-	$-	$-	N/A
	Cash LTIP 05-07	not in	$-	$-	$-	N/A
	2007 STIP	01/01/07	$-	$694,000	$1,388,000	N/A
D.L. Ramos	R.S. Grant	05/03/07	$-	$-	$-	N/A	11,100			$167,721
Former CFO	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
	Cash LTIP 07-08	03/16/07	$-	$1,462,000	$2,924,000	N/A
	Cash LTIP 06-08	01/26/06	$-	$495,800	$991,600	N/A
	Cash LTIP 05-07	01/27/05	$-	$500,000	$1,000,000	N/A
	2007 STIP	01/01/07	$-	$694,000	$1,388,000	N/A
R.R. Isaak	R.S. Grant	05/02/07	$-	$-	$-	N/A	5,000			$81,150
Controller,	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
Principal	Cash LTIP 07-08	05/03/07	$-	$135,000	$270,000	N/A
Financial Officer	Cash LTIP 06-08	not in	$-	$-	$-	N/A
	Cash LTIP 05-07	not in	$-	$-	$-	N/A
	2007 STIP	05/03/07	$-	$42,000	$84,000	N/A
R.P. Scozzafava	R.S. Grant	06/18/07	$-	$-	$-	N/A	20,000			$298,400
Vice Chairman	S.O. Grant	06/18/07	$-	$-	$-	N/A		217,292	14.92	$907,889
& CEO	Cash LTIP 07-08	06/18/07	$-	$875,000	$1,750,000	N/A
Designate	Cash LTIP 06-08	not in	$-	$-	$-	N/A
	Cash LTIP 05-07	not in	$-	$-	$-	N/A
	2007 STIP	06/18/07	$-	$350,000	$700,000	N/A

							All Other	All Other
							Stock	Option
						Est. Future	Awards:	Awards:
						Payouts	Number	Number of	Exercise	Grant Date
						Under	of Shares	Securities	or Base	Fair Value
			Estimated Future Payouts Under			Equity	of Shock	Underlying	Price of	of Stock
			Non-Equity Incentive Plan Awards			Incentive	or Units	Options	Option	and Option
Name and		Grant	Threshold	Target	Maximum	Plan Awards			Awards	Awards
Principal Position	Plan Type	Date	$	$	$	$	#	#	$/sh	$

J.T. Foy	R.S. Grant	no grant	$-	$-	$-	N/A	no grant
President & COO	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
	Cash LTIP 07-08	3/16/2007	$-	$1,306,000	$2,612,000	N/A
	Cash LTIP 06-08	1/26/2006	$-	$530,400	$1,060,800	N/A
	Cash LTIP 05-07	1/27/2005	$-	$439,600	$879,200	N/A
	2007 STIP	1/1/2007	$-	$548,500	$1,097,000	N/A
L. Chipperfield	R.S. Grant	no grant	$-	$-	$-	N/A	no grant
SVP, General	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
Counsel	Cash LTIP 07-08	3/16/2007	$-	$1,072,000	$2,144,000	N/A
	Cash LTIP 06-08	1/26/2006	$-	$495,800	$991,600	N/A
	Cash LTIP 05-07	1/27/2005	$-	$410,600	$821,200	N/A
	2007 STIP	1/1/2007	$-	$243,750	$487,500	N/A
N. Webster	R.S. Grant	5/3/2007	$-	$-	$-	N/A	11,700			$176,787
Former Pres.,	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
Thomasville	Cash LTIP 07-08	3/16/2007	$-	$900,000	$1,800,000	N/A
	Cash LTIP 06-08	1/26/2006	$-	$352,800	$705,600	N/A
	Cash LTIP 05-07	1/27/2005	$-	$290,000	$580,000	N/A
	2007 STIP	1/1/2007	$-	$225,000	$450,000	N/A
C.J. Young	R.S. Grant	no grant	$-	$-	$-	N/A	no grant
Former Pres.,	S.O. Grant	no grant	$-	$-	$-	N/A		no grant	no grant
HDM	Cash LTIP 07-08	3/16/2007	$-	$218,000	$436,000	N/A
	Cash LTIP 06-08	1/26/2006	$-	$68,000	$136,000	N/A
	Cash LTIP 05-07	1/27/2005	$-	$81,800	$163,600	N/A
	2007 STIP	1/1/2007	$-	$235,690	$471,380	N/A

1.	These restricted share grant s vest for Ramos and Webster in equal installments on each of the second, third and fourth anniversaries from date of grant.
2.	These restricted share grants vest for Isaak and Scozzafava in equal installments on each of the first, second and third anniversaries from date of grant.
3.	Stock options vest in equal installments on each of the first four anniversary dates of the grant.
4.
Non-equity long-term performance plan awards consist of unit grants under the 2007 Short Term Incentive Plan and the Long-Term Performance Cash plans for each of the 3 performance periods commencing on January 1, 2005, January 1, 2006 and January 1, 2007.  At vesting, payout for each performance period is determined on the basis of achievement against the stated financial measures for that performance period.  The cash payout may be delivered in whole or in part, at the discretion of the Human Resources Committee, as common or restricted shares to facilitate stock ownership.

Outstanding Equity Awards at Fiscal Year End

The table below presents the number and estimated pretax intrinsic value of all outstanding options and unvested equity grants held by the Named Executive Officers, as of December 31, 2007 (based on the company’s December 31, 2007 closing price of $10.06).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity Incentive
			Plan Awards:
	Number of		Number of Securities					Equity Incentive Plan Awards:
	Securities Underlying		Underlying	Option	Option	Shares or Units of Stock That		Unearned Shares, Units or Other Rights
	Unexercised Options		Unexerecised	Exercise	Expiration	Have Not Vested		That Have Not Vested
Name and	Exercisable	Unexercisable	Unearned Options	Price	Date	Number	Market Value	Number	Mkt/Payout Value
Principal Position	#	#	#	$		# (Note 1)	$	#	$

W.G. Holliman	100,000	-	-	$23.5000	01/29/09	-	$-	-	$-
Chairman & CEO	65,000	-	-	$16.8125	01/27/10	-	$-	-	$-
	100,000	-	-	$15.0000	10/31/10	-	$-	-	$-
	65,000	-	-	$23.2200	10/31/11	-	$-	-	$-
	63,000	-	-	$21.4600	01/31/13	-	$-	-	$-
	50,000	-	-	$29.9600	01/29/14	-	$-	-	$-

D.L. Ramos	-	-	-	$-	-	-	$-	-	$-
former CFO

R.R. Isaak	-	-	-	$-	-	5,000	$50,300	-	$-
Controller, Princ Fin Ofcr

R.P. Scozzafava	-	217,292	-	$14.9200	06/18/17	20,000	$201,200	-	$-
Vice Chairman & CEO Designate

J.T. Foy	24,000	-	-	$23.5000	01/29/09	3,582	$36,035	-	$-
President & COO	38,000	-	-	$16.8125	01/27/10	-	$-	-	$-
	28,700	-	--	$24.0625	01/25/11	-	$-	-	$-
	19,400	-	-	$34.4000	01/24/12	-	$-	-	$-
	27,400	-	-	$21.4600	01/23/13	-	$-	-	$-
	22,500	7,500	-	$29.9600	01/29/14	-	$-	-	$-
	17,100	17,100	-	$23.4600	01/27/15	-	$-	-	$-
	8,550	25,650	-	$24.9500	01/26/16	-	$-	-	$-

L. Chipperfield	18,000	-	-	$23.5000	01/29/09	9,891	$99,503	-	$-
SVP, General Counsel	24,800	-	-	$16.8125	01/27/10	-	$-	-	$-
	36,500	-	-	$24.0625	01/25/11	-	$-	-	$-
	23,700	-	-	$34.0900	01/18/12	-	$-	-	$-
	33,800	-	-	$21.4600	01/23/13	-	$-	-	$-
	26,400	8,800	-	$29.9600	01/29/14	-	$-	-	$-
	16,050	16,050	-	$23.4600	01/27/15	-	$-	-	$-
	8,025	24,075	-	$24.9500	01/26/16	-	$-	-	$-

N. Webster	-	-	-	-	-	-	-	-	-
former Pres Thomasville

C.J. Young	-	-	-	-	-	-	-	-	-
former Pres HDM		-	- -

Option Exercises and Stock Vested

The table below presents the eight officers’ stock options exercised and restricted stock that vested during 2007.  The stock option dollar value reflects the total pre-tax value realized by officers (stock price at exercise minus the option’s grant/exercise price).

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name and	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting
Principal Position	#	$	#	$
W.G. Holliman	-	$-	-	$-
Chairman & CEO
D.L. Ramos	-	$-	-	$-
CFO
R.R. Isaak	-	$-	-	$-
Controller, Princ Fin Ofcr
R.P. Scozzafava	-	$-	-	$-
Vice Chairman & CEO Designate
J.T. Foy	-	$-	7,000	$116,790
President & COO
L. Chipperfield	-	$-	1,500	$25,380
SVP, General Counsel
N. Webster	-	$-	-	$-
former Pres Thomasville
C.J. Young	-	$-	1,000	$16,920
former Pres HDM

RETIREMENT

Messrs. Chipperfield, Foy and Holliman are participants in Company-provided pension retirement plans which provide benefits based on years of service and pay (salary plus annual bonus).  The Company’s pension retirement plans are comprised of the following two plans:

1.  Furniture Brands Retirement Plan (a qualified plan)
2.  Supplemental Executive Retirement Plan (“Supplemental Retirement Plan”)

Each of these three executives is eligible to retire under the provisions of the plan, and have announced plans to retire in early 2008.

The table below presents the following information related to these Retirement Plans:

•
Number of years of credited service, which equals the executive’s length of service with the Company.  For Messrs. Holliman and Foy, the Supplemental Retirement Plan does not include service with Lane prior to its acquisition by the Company.

•	Estimated annual benefit, at normal retirement age (which is age 65), reflects the estimated actuarial present value of the retirement benefit accrued through December 31, 2007
•	None of the eight officers received payments from he plans during the last year

The increase in the present value of accumulated benefits was included in total compensation presented in the Summary Compensation Table.

PENSION BENEFITS TABLE
	Plan	Number of Years		Present Value of	Payments During
Name and	Name	Credited Service		Accumulated Benefits	Last Fiscal Year
Principal Position		#		$	$
Wilbert G. Holliman, Jr.	Qualified Pension Plan	37	(1)	$1,060,506	$-
Chairman & CEO	Supplemental Retirement Plan	20	(1)	$4,511,741
Denise L. Ramos	Not Pension Plan Eligible	not applicable		not applicable	not applicable
Former CFO
Richard R. Isaak	Not Pension Plan Eligible	not applicable		not applicable	not applicable
Controller, Princ Fin Ofcr
Ralph P. Scozzafava	Not Pension Plan Eligible	not applicable		not applicable	not applicable
Vice Chmn & CEO
Designate
John T. Foy	Qualified Pension Plan	21	(1)	$537,228	$-
President & COO	Supplemental Retirement Plan	20	(1)	$1,755,023
Lynn Chipperfield	Qualified Pension Plan	24		$457,004	$-
SVP, General Counsel	Supplemental Retirement Plan	24		$690,599
Nancy W. Webster	Not Pension Plan Eligible	not applicable		not applicable	not applicable
Former Pres.,
Thomasville
Charles Jeffrey Young	Qualified Pension Plan	4		$66,957	$-
Former Pres., HDM	Supplemental Retirement Plan	0	(2)	$-

1.	Mr. Holliman and Mr. Foy did not receive service credit in the Supplemental Retirement Plan for employment at Lane Furniture prior to it’s acquisition by Furniture Brands.
2.	Mr. Young forfeited the unvested Supplemental Retirement Plan.

Non-Qualified Defined Contribution Plans

We offer a defined contribution plan for employees to elect voluntary deferrals of salary and annual bonus awards.  In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals as follows:

•	$1.00 for $1.00 match up to 3% of eligible compensation (base salary plus bonus and long-term incentives) deferred by employees.
•	$0.50 for $1.00 between 3% and 6% of eligible compensation deferred by employees.
•	No Company contributions are provided above 6% of eligible compensation deferred by employees.
•	As such, if employees contribute 6% of eligible compensation we provide a matching contribution of 4.5% of eligible compensation.

Our defined contribution plans are comprised of the following:

•	401(k) Plan, which is a qualified plan available to substantially all employees.
•
Deferred Compensation Plan, which is a non-qualified (unfunded) plan offered to select executives (including the named executive officers) who are impacted by the IRS’s statutory limits on Company contributions under the qualified plan.  The Deferred Compensation Plan allows the Company to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as would have been available in the absence of statutory limits..  All contributions to the Deferred Compensation Plan are credited with Moody’s AA interest, which was 5.38% for 2007.

Key terms of the Plans:

•	Employees can defer up to 100% of eligible compensation.
•	Company contributions are immediately vested.
•	Payouts are made after retirement or termination of employment from the Company based on the distribution payment alternative elected under each Plan (annual installments or a lump sum).

In accordance with the SEC’s disclosure rules, the table below presents the following information related to the Company’s Deferred Compensation Plan (excluding balances under the qualified 401(k) Plan).

•	Executive contributions during 2007: reflects voluntary executive deferrals of base salary and bonus.
•	Company contributions during 2007: reflects Company matching contributions, based on the schedule presented above.
•	Aggregate earnings during 2007: reflects the earnings (losses) on account balances.
•	Aggregate withdrawals/distributions: none.
•	Aggregate balance as of December 31, 2007: total market value of the deferred compensation account, balance including executive and company contributions and any earnings during the year.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

		Prior Year	Executive	Registered	Aggregate	Aggregate	Aggregate
Name and		Aggregate	Contributions	Contributions	Earnings	Withdrawals/	Balance
Principal Position	Year	Balance (1)	In Last FY	In Last FY	In Last FY	Distributions	At Last FYE
W.G. Holliman	2007	$159,853	$75,619	$54,661	$12,571	$-	$302,704
Chairman & CEO
D.L. Ramos	2007	$176,162	$8,325	$4,389	$10,086	$-	$198,962
former CFO
R.R. Isaak (3)	2007	$-	$-	$-	$-	$-	$-
Controller, Princ Fin Ofcr
R.P. Scozzafava	2007	$-	$21,000	$16,962	$688	$-	$38,649
Vice Chmn & CEO Designate
J.T. Foy	2007	$118,788	$109,700	$32,887	$10,349	$-	$271,725
President & COO
L. Chipperfield	2007	$80,071	$48,791	$12,771	$6,022	$-	$147,654
SVP, Gen. Counsel
N. Webster	2007	$52,401	$51,833	$13,490	$5,233	$-	$122,957
former Pres. Thomasville
C.J. Young (3)	2007	$42,795	$-	$-	$2,322	$-	$45,118
former President HDM

(1)	Prior year balance as of December 31, 2007.
(2)
The Company match is based on the same matching rates as for the qualified 401(k) plan, on any annual earnings deferred into this plan or annual compensation over the qualified plan maximum ($220,000 in 2006 and $225,000 in 2007).

(3)	Mr. Isaak and Mr. Young made no deferrals into the Deferred Compensation Plan in 2007. Mr. Young maintained an account balance from a prior year deferral.

Employment Arrangements

Mr. Holliman and Mr. Foy have employment agreements which were not renewed past December 31, 2007.  Mr. Foy retired on January 31, 2008 and Mr. Holliman will retire on April 30, 2008.

We entered into an employment agreement with Mr. Scozzafava on June 18, 2007, which will terminate on June 30, 2010 unless extended prior to that expiration date, with all future extensions for one additional year.  The contract provides for the following in the event of involuntary termination without cause:

1.	Severance payment equal to two times annual Base Salary plus two times the average bonus paid over the past three years; plus
2.	Payment of the pro-rata portion of the Long Term Incentive Plan award based on business performance to time of termination; plus
3.	Cash payment equal to the cost of COBRA continuation for health, dental and vision benefits for the two year period, including a tax grossup; plus
4.	Immediate vesting of any unvested portion of his Sign-on Equity Grants; plus
5.	Reimbursement for the cost of outplacement services, job search expenses and travel costs, and financial counseling costs, to a limit of $40,000.

Involuntary termination after a change in control carries these same provisions.

Executive Severance Plan

The Board of Directors approved an Executive Severance Plan in 2007.  It covers specified executives, including the Named Executive Officers, except Mr. Holliman, Mr. Scozzafava and Mr. Foy.  Payments related to involuntary termination without cause are summarized as:

•	One year of base salary at the level in effect at the date of termination.
•	Prorata payment of awards under the Short Term Incentive Plan and Long Term Incentive Plans based on business performance to date of termination.
•	A payment that represents the average award earned under the bonus or annual incentive plans in effect in the past three years prior to termination.
•
Payment for the value of company provided benefits for one year from date of severance.  These benefits consist of premiums for medical and dental coverage, company match to the 401(k) and deferred compensation plans, retirement plan accrual (if applicable), and premiums for life insurance coverage.

•	Reimbursement for expenses associated with financial counseling and associated legal fees, and job search costs, to a limit of $40,000.
•	Job search counseling and assistance at the executive level from a provided of the Company’s choice.

Terms of the 1999 Long Term Incentive Plan and provisions of each individual award govern the vesting of equity grants.

Individual Change in Control Agreements

In 2007, we entered into individual change in control agreements with the Named Executive Officers, except Mr. Holliman, Mr. Scozzafava and Mr. Foy.  Payments related to involuntary termination resulting from a change in control are summarized as:

•	Automatic vesting of unvested equity grants on date of change in control in accordance with the terms of the 1999 Long Term Incentive Plan.
•	Vesting and prorate payment of awards under the Short Term Incentive Plan and Long Term Incentive Plans based on business performance to date of the change in control.
•
Severance payment to the executive in the event of involuntary termination or termination for good cause consisting of a multiple factor applied to base salary plus the full year annual incentive target for the year of termination.  This multiple factor is determined for each executive and can vary from a one times to a two times factor.

•
Payment for the value of company provided benefits for the period of severance as determined by the number of years determined by the multiple factor.  These benefits consist of premiums for medical and dental coverage, company match to the 401(k) and deferred compensation plans, retirement plan accrual (if applicable), and premiums for life insurance coverage.

•	Reimbursement for expenses associated with financial counseling and associated legal fees, and job search costs, to a limit of $40,000.
•	Job search counseling and assistance at the executive level from an out-placement provider of the Company’s choice.

The terms of Change in Control for Mr. Scozzafava are detailed in a preceding section:

“Employment Agreements”.  The table below presents the estimated total amounts payable to each of the five executives if their employment is terminated by the Company for various reasons.

Benefits Payable All Termination Scenarios

In the event the employment of the Named Executive Officers was terminated by the Company for any reason, they would receive the following payouts assuming a termination effective date of December 31, 2007.  The table below shows both incremental payments resulting from the type of termination along with already earned/accrued pay which would be due to the executive regardless of termination event.

Termination Payments & Benefits Table A

		Voluntary		Termination For		Invol Termination
Name	Benefit	Termination		Cause		w/o Cause		Change in Control
W.G. Holliman, Jr.	Salary	$-		$-		$694,000	(b)	$694,000	(b)
Chairman & CEO	Annual Incentive Payment	$-		$-		$694,000	(b)	$694,000	(b)
	Benefits Continuation	$-		$-		$5,159	(i)	$5,159	(i)
	Post-Employment Payments	$4,000,000	(a)	$4,000,000	(a)	$4,000,000	(a)	$4,000,000	(a)
	Exercisable Options	$-		$-		$-		$-
	Restricted Stock	$-		$-		$-		$-
	LT Cash Performance Plan	$-		$-		$-		$-
	Executive Life Insurance	$4,000,000	(h)	$4,000,000	(h)	$4,000,000	(h)	$4,000,000	(h)
	Deferred Comp Plan Balance	$302,704	(c)	$302,704	(c)	$302,704	(c)	$302,704	(c)
	Executive Death Benefit	$-	(g)	$-	(g)	$-	(g)	$-	(g)
	Retirement Plan (Qualified & SERP)	$5,572,247		$5,572,247	(d)	$5,801,691	(d)	$5,801,691	(d)
	TOTAL	$13,874,951		$13,874,951		$15,497,555		$15,497,555
R.R. Isaak	Salary	$-		$-		$62,308	(j)	$180,000	(k)
Controller and	Annual Incentive Payment	$-		$-		$31,500	(j)	$63,000	(k)
Principal Fin Ofcr	Benefits Continuation	$-		$-		$6,223	(j)	$14,934	(k)
	Post-Employment Payments	$-		$-		$-		$-
	Exercisable Options	$-		$-		$-		$-
	Restricted Stock	$-		$-		$50,300		$50,300
	LT Cash Performance Plan	$-		$-		$120,000	(f)	$120,000	(f)
	Executive Life Insurance	$-		$-		$-		$-
	Deferred Comp Plan Balance	$-		$-		$-		$-
	Executive Death Benefit	$-		$-		$-		$-
	Retirement Plan (Qualified & SERP)	$-	(e)	$-	(e)	$-	(e)	$-	(e)
	TOTAL	$-		$-		$270,330		$428,234
R.P. Scozzafava	Salary	$-		$-		$1,400,000	(j)	$1,400,000	(k)
Vice Chairman &	Annual Incentive Payment	$-		$-		$700,000	(j)	$700,000	(k)
CEO Designate	Benefits Continuation	$-		$-		$14,733	(j)	$29,466	(k)
	Post-Employment Payments	$-		$-		$-		$-
	Exercisable Options	$-		$-		$-		$-
	Restricted Stock	$-		$-		$201,200		$201,200
	LT Cash Performance Plan	$-		$-		$700,000	(f)	$700,000	(f)
	Executive Life Insurance	$-		$-		$-		$-
	Deferred Comp Plan Balance	$38,649	(c)	$38,649	(c)	$38,649	(c)	$38,649	(c)
	Executive Death Benefit	$-		$-		$-		$-
	Retirement Plan (Qualified & SERP)	$-	(e)	$-	(e)	$-	(e)	$-	(e)
	TOTAL	$38,649		$38,649		$3,054,582		$3,069,315

		Voluntary		Termination For		Invol Termination
Name	Benefit	Termination		Cause		w/o Cause		Change in Control
J.T. Foy	Salary	$-		$-		$548,500	(b)	$548,500	(b)
President & COO	Annual Incentive Payment	$-		$-		$548,500	(b)	$548,500	(b)
	Benefits Continuation	$-		$-		$5,159	(i)	$5,159	(i)
	Post-Employment Payments	$-		$-		$-		$-
	Exercisable Options	$-		$-		$-		$-
	Restricted Stock	$-		$-		$36,035		$36,035
	LT Cash Performance Plan	$-		$-		$-		$-
	Executive Life Insurance	$-		$-		$-		$-
	Deferred Comp Plan Balance	$271,725	(c)	$271,725	(c)	$271,725	(c)	$271,725	(c)
	Executive Death Benefit	$941,782		$941,782		$1,070,207		$1,070,207
	Retirement Plan (Qualified & SERP)	$2,292,251	(d)	$2,292,251	(d)	$2,292,251	(d)	$2,292,251	(d)
	TOTAL	$3,505,758		$3,505,758		$4,772,377		$4,772,377

L. Chipperfield	Salary	$-		$-		$325,000	(j)	$487,500	(k)
SVP, Gen Counsel	Annual Incentive Payment	$-		$-		$180,000	(j)	$365,625	(k)
	Benefits Continuation	$-		$-		$9,704	(j)	$14,555	(k)
	Post-Employment Payments	$-		$-		$-		$-
	Exercisable Options	$-		$-		$-		$-
	Restricted Stock	$-		$-		$99,503		$99,503
	LT Cash Performance Plan	$-		$-		$1,072,000	(f)	$1,072,000	(f)
	Executive Life Insurance	$-		$-		$-		$-
	Deferred Comp Plan Balance	$147,654	(c)	$147,654	(c)	$147,654	(c)	$147,654	(c)
	Executive Death Benefit	$529,300		$-	(g)	$567,108	(g)	$567,108	(g)
	Retirement Plan (Qualified & SERP)	$1,147,603		$1,147,603	(d)	$1,194,705	(d)	$1,218,131	(d)
	TOTAL	$1,824,557		$1,295,257		$3,595,947		$3,972,077
N.W. Webster	Salary	$-	(m)	$-	(m)	$-	(m)	$187,500	(n)
Pres. Thomasville	Annual Incentive Payment	$-	(m)	$-	(m)	$-	(m)	$127,500	(n)
	Benefits Continuation	$-	(m)	$-	(m)	$-	(m)	$2,387	(n)
	Post-Employment Payments	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Exercisable Options	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Restricted Stock	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	LT Cash Performance Plan	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Executive Life Insurance	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Deferred Comp Plan Balance	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Executive Death Benefit	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Retirement Plan (Qualified & SERP)	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	TOTAL	$-		$-		$-		$317,387
C.J. Young	Salary	$-	(m)	$-	(m)	$-	(m)	$181,300	(n)
President HDM	Annual Incentive Payment	$-	(m)	$-	(m)	$-	(m)	$158,743	(n)
	Benefits Continuation	$-	(m)	$-	(m)	$-	(m)	$1,804	(n)
	Post-Employment Payments	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Exercisable Options	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Restricted Stock	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	LT Cash Performance Plan	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Executive Life Insurance	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Deferred Comp Plan Balance	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Deferred Comp Death Benefit	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	Retirement Plan (Qualified & SERP)	$-	(m)	$-	(m)	$-	(m)	$-	(m)
	TOTAL	$-		$-		$-		$341,847

Termination Payments & Benefits Table B

Name	Benefit	Normal Retirement		Death		Disability
W.G. Holliman, Jr.	Salary	$-		$694,000	(b)	$694,000	(b)
Chairman & CEO	Annual Incentive Payment	$-		$694,000	(b)	$694,000	(b)
	Benefits Continuation	-		$5,159		$5,159
	Post-Employment Payments	$4,000,000	(a)	$4,000,000	(a)	$4,000,000	(a)
	Exercisable Options	$-		$-		$-
	Restricted Stock	$-		$-		$-
	LT Cash Performance Plan	$-		$-		$-
	Executive Life Insurance	$4,000,000	(h)	$4,000,000	(h)	$4,000,000	(h)
	Deferred Comp Plan Balance	$302,704	(c)	$302,704	(c)	$302,704	(c)
	Executive Death Benefit	$-	(g)	$-	(g)	$-	(g)
	Retirement Plan (Qualified & SERP)	$5,572,247	(d)	$2,803,602	(d)	$5,572,247	(d)
	TOTAL	$13,874,951		$12,499,466		$15,268,111
R.R. Isaak	Salary	$-	(l)	$-		$-
Controller and	Annual Incentive Payment	$-	(l)	$-		$-
Principal Fin Ofcr	Benefits Continuation	$-	(l)	$-		$-
	Post-Employment Payments	$-	(l)	$-		$-
	Exercisable Options	$-	(l)	$-		$-
	Restricted Stock	$-	(l)	$50,300		$50,300
	LT Cash Performance Plan	$-	(l)	$120,000	(f)	$120,000	(f)
	Executive Life Insurance	$-	(l)	$-		$-
	Deferred Comp Plan Balance	$-	(l)	$-		$-
	Executive Death Benefit	$-	(l)	$-		$-
	Retirement Plan (Qualified & SERP)	$-	(l)	$-	(e)	$-	(e)
	TOTAL	$-		$170,300		$170,300
R.P. Scozzafava	Salary	$-	(l)	$-		$-
Vice Chairman &	Annual Incentive Payment	$-	(l)	$-		$-
CEO Designate	Benefits Continuation	$-	(l)	$-		$-
	Post-Employment Payments	$-	(l)	$-		$-
	Exercisable Options	$-	(l)	$-		$-
	Restricted Stock	$-	(l)	$201,200		$201,200
	LT Cash Performance Plan	$-	(l)	$700,000	(f)	$700,000	(f)
	Executive Life Insurance	$-	(l)	$-		$-
	Deferred Compensation Plan Balance	$-	(l)	$38,649	(c)	$38,649	(c)
	Executive Death Benefit	$-	(l)	$-		$-
	Retirement Plan (Qualified & SERP)	$-	(l)	$-	(e)	$-	(e)
	TOTAL	$-		$939,849		$939,849
J.T. Foy	Salary	$-		$548,500	(b)	$548,500	(b)
President & COO	Annual Incentive Payment	$-		$548,500	(b)	$548,500	(b)
	Benefits Continuation	$-		$5,159	(i)	$5,159	(i)
	Post-Employment Payments	$-		$-		$-
	Exercisable Options	$-		$-		$-
	Restricted Stock	$36,035		$36,035		$36,035
	LT Cash Performance Plan	$-		$-		$-
	Executive Life Insurance	$-		$-		$-
	Deferred Compensation Plan Balance	$271,725	(c)	$271,725	(c)	$271,725	(c)
	Executive Death Benefit	$941,782		$941,782		$941,782
	Retirement Plan (Qualified & SERP)	$2,292,251	(d)	$1,112,344	(d)	$2,292,251	(d)
	TOTAL	$3,541,793		$3,464,045		$4,643,952

Name	Benefit	Normal Retirement		Death		Disability
L. Chipperfield	Salary	$-		$-		$-
SVP, Gen Counsel	Annual Incentive Payment	$-		$-		$-
	Benefits Continuation	$-		$-		$-
	Post-Employment Payments	$-		$-		$-
	Exercisable Options	$-		$-		$-
	Restricted Stock	$99,503		$99,503		$99,503
	LT Cash Performance Plan	$1,072,000		$1,072,000	(f)	$1,072,000	(f)
	Executive Life Insurance	$-		$-		$-
	Deferred Compensation Plan Balance	$147,654	(c)	$147,654	(c)	$147,654	(c)
	Executive Death Benefit	$529,300	(g)	$529,300	(g)	$529,300	(g)
	Retirement Plan (Qualified & SERP)	$1,147,603	(d)	$555,251	(d)	$1,147,603	(d)
	TOTAL	$2,996,061		$2,403,709		$2,996,061
N.W. Webster	Salary	$-	(m)	$-	(m)	$-	(m)
Pres. Thomasville	Annual Incentive Payment	$-	(m)	$-	(m)	$-	(m)
	Benefits Continuation	$-	(m)	$-	(m)	$-	(m)
	Post-Employment Payments	$-	(m)	$-	(m)	$-	(m)
	Exercisable Options	$-	(m)	$-	(m)	$-	(m)
	Restricted Stock	$-	(m)	$-	(m)	$-	(m)
	LT Cash Performance Plan	$-	(m)	$-	(m)	$-	(m)
	Executive Life Insurance	$-	(m)	$-	(m)	$-	(m)
	Deferred Compensation Plan Balance	$-	(m)	$-	(m)	$-	(m)
	Executive Death Benefit	$-	(m)	$-	(m)	$-	(m)
	Retirement Plan (Qualified & SERP)	$-	(m)	$-	(m)	$-	(m)
	TOTAL	$-		$-		$-
C.J. Young	Salary	$-	(m)	$-	(m)	$-	(m)
President HDM	Annual Incentive Payment	$-	(m)	$-	(m)	$-	(m)
	Benefits Continuation	$-	(m)	$-	(m)	$-	(m)
	Post-Employment Payments	$-	(m)	$-	(m)	$-	(m)
	Exercisable Options	$-	(m)	$-	(m)	$-	(m)
	Restricted Stock	$-	(m)	$-	(m)	$-	(m)
	LT Cash Performance Plan	$-	(m)	$-	(m)	$-	(m)
	Executive Life Insurance	$-	(m)	$-	(m)	$-	(m)
	Deferred Compensation Plan Balance	$-	(m)	$-	(m)	$-	(m)
	Deferred Comp Death Benefit	$-	(m)	$-	(m)	$-	(m)
	Retirement Plan (Qualified & SERP)	$-	(m)	$-	(m)	$-	(m)
	TOTAL	$-		$-		$-

a.	Under his employment contract, Mr. Holliman will receive payments of $1 million on January 1 of each of the four years following termination.
b.	Salary and annual incentive payments based on individual contract terms for Mr. Holliman and Mr. Foy.
c.	Deferred Compensation Account balance as of December 31, 2007, including voluntary deferrals, company match and investment gains.
d.	Actuarial present value to December 31, 2007 of retirement payments from both the qualified plan and SERP.
e.	FBN's defined benefit plan and SERP were discontinued. Therefore, Mr. Isaak, Mr. Scozzafava have a pension value of zero.
f.	Based on estimated zero payment for the 2006-08 performance cycle, and a 200% payout for the 2007-08 performance cycle.
g.
Executive Death Benefit is a death benefit payable from general assets upon death while employed, upon death following disability while employed, or retirement after age 65; lesser amounts apply if termination occurs prior to age 65; and zero if termination occurs for cause.

h.	Policy death benefit payable upon the second to die of Mr. Holliman or Mrs. Holliman.
i.	Benefits continuation is the company premium cost for providing Health and Welfare benefits through the specified period.
j.	Severance amount based on plan approved by Committee in 2007.
k.	Severance amount based on individual change in control agreement approved by Board of Directors on May 3, 2007.

l.	Not applicable: employee is not eligible for retirement as of December 31, 2007.
m.	Not applicable: Mr. Young and Ms. Webster terminated in 2007 and no further payment of benefit is available.
n.	Additional payment under Change in Control agreement should a Change in Control take place within 6 months of termination date.
o.	Ms. Ramos voluntarily terminated in 2007 and thus is entitled to no payments or benefits for any termination on December 31, 2007.

Certain Relationships and Related Transactions

W. G. Holliman and Gentry Long, son and son-in-law, respectively, of W. G. Holliman, Jr., Chairman of the Board of the Company, are employed by Lane Furniture Industries, Inc., a subsidiary of the Company: Mr. Holliman and Mr. Long received annual compensation from Lane during 2007 in the amounts of $270,694 and $220,667, respectively. Their compensation is at levels which are competitive for their positions in the industry and their aggregate compensation is neither material to the Company nor to Lane.

PROPOSAL II: ADOPTION OF THE FURNITURE BRANDS INTERNATIONAL
2008 INCENTIVE PLAN

Approval of the 2008 Incentive Plan

The 2008 Incentive Plan, or the “2008 Plan,” was approved by the Board of Directors of the Company on March 14, 2008, subject to the approval of the stockholders of the Company. The 2008 Plan will replace, on a prospective basis, the 1999 Long Term Incentive Plan and no future awards will be granted under such plan if the 2008 Plan is approved by our stockholders. This summary is qualified in its entirety by reference to the full text of the 2008 Plan, a copy of which is attached as Schedule B to this Proxy Statement.

As of March 14, 2008, the closing price of our common stock on the New York Stock Exchange was $11.44 per share.

Purpose

The purpose of the 2008 Plan is to enhance Company performance by motivating, attracting and retaining key employees and non-employee directors of the Company and its subsidiaries through the issuance of equity and cash awards.

Corporate Governance

The 2008 Plan reflects our commitment to strong corporate governance practices, including:

1.	No Evergreen Features. The maximum number of shares that we can issue under the 2008 Plan is fixed and cannot be increased without stockholder approval.

2.
Fixed Expiration Date.  The 2008 Plan will expire on May 1, 2018, although then outstanding awards will remain in effect in accordance with their terms.  The term of the Plan cannot extend beyond that date without stockholder approval.  Additionally, no awards may be granted under the plan unless and until it has been approved by stockholders.

3.
Minimum Time-Based Vesting.  No award of shares shall fully vest earlier than three years from date of grant, with no portion of that award vesting earlier than one year from date of grant, unless as promised under performance vesting criteria at time of grant.

4.	Award Limits. During the life of the Plan, the number of full value shares that may be awarded is limited to 600,000; of which 90,000 may be Non-Performance Time-Based Restricted Shares.

5.
No Repricing or Reload Rights.  The 2008 Plan prohibits us from repricing outstanding stock options or SARs, or from substituting lower-priced stock options or SARs for outstanding higher-priced grants without specific stockholder approval.  [Additionally, the 2008 Plan prohibits us from granting any options or SARs that contain so-called reload rights, which are provisions entitling the grant recipient to the automatic grant of additional options in connection with the exercise of the original grant.]

6.
Recoupment.  The 2008 Plan requires a participant to disgorge any benefits received under the plan during the prior year if the Company determines the Company has been materially harmed by the participant, as described more fully below under “Right of Recapture.”

7.
Committee Administration.  The Board of Directors has delegated the administration of the 2008 Plan to our board’s Human Resources Committee, which we refer to as the “Committee,” including the authority to grant awards, establish administrative procedures, and interpret the plan. The Committee consists solely of independent, non-employee directors, and it is authorized to engage independent compensation consultants to advise it on compensation matters.

Types of Awards

The 2008 Plan authorizes the award of stock options, stock appreciation rights or “SARs,” restricted shares, restricted share units, performance shares, performance units and any other stock-based incentives; and the payment of short-term and long-term incentives, payable in cash or shares of our common stock, which incentives are generally subject to satisfaction of pre-established performance objectives approved by the Committee.

Administration of the 2008 Plan

The 2008 Plan will be administered by the Committee, except that the full Board of Directors will be responsible for the administration of awards to the Company’s non-employee directors. The Committee is authorized to delegate authority to grant awards to employees who are not covered by Section 162(m) of the Internal Revenue Code (the “Code”), which we refer to as “Section 162(m),” so long as the Committee specifies the limit on the total number of shares subject to the grants.

Shares Subject to the 2008 Plan

The number of shares of our common stock authorized to be issued under the 2008 Plan is 1,800,000. If any shares related to an award are forfeited, terminated, expire unexercised, or settled in any manner so that a portion of the shares are not issued to the participant, then such shares will be automatically available for future awards and will not count against the maximum share limit above.

The Committee will make such adjustments in (1) the number of shares covered by outstanding awards, (2) prices per share applicable to outstanding stock options and SARs, and (3) the kind of shares covered thereby (including shares of another issuer), as the Committee determines to be equitable in order to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination or exchange of shares, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), recapitalization or other change in our capital structure, or other corporate transaction or event having an effect similar to any of the foregoing.  The number of shares authorized under the 2008 Plan, as well as the “Award Limits” described below are subject to the same adjustments.

Eligibility for Awards

The Committee has the discretion to determine the employees eligible to receive awards under the 2008 Plan and the type, size and conditions of such awards.  As of December 31, 2007, approximately 2,000 of our employees are eligible to participate in short-term incentive plans, and approximately 100 employees are eligible to participate in a long term compensation plan or receive equity awards under the 2008 Plan.  Plan participation and equity awards that will be granted to eligible employees under the 2008 Plan will be at the discretion of the Human Resources Committee and, therefore, are not determinable at this time.  The full board of directors will determine the type, size and conditions of any awards to our non-employee directors.

Award Limits

No employee participant may receive during any one calendar year awards representing more than 400,000 shares or $4,000,000.

The 2008 Plan provides the following limits for equity grants during the life of the plan:

1.
The maximum number of shares of our common stock that may be granted in the aggregate to employees for all types of equity-based awards during any one calendar year will not exceed 600,000 (net of adjustment for forfeited and unused shares), and to non-employee directors will not exceed 100,000.

2.	The maximum aggregate number shares of our common stock issuable upon exercise of stock options and stock-settled SARs (discussed below) that may be granted for all years is 1,800,000.

3.	The maximum aggregate number of shares of our common stock granted in association with any performance shares or performance units for all years is 600,000.

4.	The maximum number of shares of our common stock associated with time-only vesting that may be granted for all years is 80,000.

Stock Options and Stock Appreciation Rights

The 2008 Plan authorizes the grant of stock options.  Stock options may be either nonqualified stock options (‘NQSOs’) or incentive stock options (“ISOs”). ISOs are options granted to employees that are designed to meet the requirements of Code Section 422. Any option that does not satisfy Section 422 of the Code will be treated as a nonqualified stock option.

The plan also authorizes the grant of stock appreciation rights, or “SARs.”  SARs represent the right to receive an amount equal to the appreciation in shares of our common stock from the grant date.  SARs may be settled in cash, shares or a combination of both as set forth in the participant’s award agreement.

The exercise price per share under any stock option or SAR may not be less than 100% of the fair market value per share on the date of grant, which generally means the closing price. No option or SAR may be re-priced, including the cancellation of an existing award and substitution of a new award with a lower exercise price, without the approval of our stockholders. Similarly, the grant date of any stock option or SAR may not be earlier than the date on which the Committee takes action. Options and SARs will become vested and exercisable in accordance with the terms set forth in the participant’s award agreement, provided that in no event may an option or SAR  be exercisable later than the seventh anniversary of its date of grant.

The 2008 Plan permits the following forms of payment of the exercise price of stock options and SARs:

1.	Payment by cash, check or, to the extent permitted in an award agreement, in connection with a “cashless exercise”, through a broker;

2.	Subject to certain conditions, surrender to us shares of common stock;

3.	Any other lawful payment approved by the Committee; or

4.	Any combination of the foregoing.

Restricted Shares or Restricted Share Units

The 2008 Plan authorizes the grant of restricted shares deliverable as shares of common stock as set forth in the participant’s award agreement upon the expiration of a specified period of time and/or the occurrence of one or more other events.  Restricted share units or “RSUs” are similar to restricted shares except that no shares of common stock are actually awarded to the participant at the time of award.  Accordingly, the holder of RSUs does not have dividend, voting or other ownership rights during the period that such RSUs are outstanding, although an RSU award may include dividend equivalent rights payable in cash or shares of common stock on a current, deferred or contingent basis.  Each RSU will represent the right to receive cash or shares of common stock or a combination, as determined by the Committee.  The “risk of forefeiture” period of any restricted shares or RSUs for tax purposes will not be less than three years from the date of grant.

Performance Awards

The 2008 Plan authorizes the grant of performance shares or performance units.  Each performance award has an initial value equal to the fair market value of one share of common stock on the grant date and represents a conditional right to receive cash, shares, or a combination, upon the achievement of specified performance goals during one or more performance periods.  Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual participant or the subsidiary, division, department or function within the Company in which the participant is employed.  Performance objectives may be measured on an absolute or relative basis.  Relative performance may be measured by a group of peer companies or by a financial market index.  The measurement period for determining results for any performance award shall be not less than 12 months.

Any type of award under the 2008 Plan intended to be “performance-based” under Code Section 162(m) will be based on specified levels of or increases in one or more of the following performance objectives:

•	return on equity	•	cash flow (including, but not limited to,
•	return on invested capital		operating cash flow and free cash flow)
•	return on sales regional income		cash flow return on investment (which
•	diluted earnings per share		equals net cash flow divided by total
•	net earnings		capital)
•	total earnings	•	inventory turns
•	earnings growth	•	financial return ratios
•	return on capital	•	total return to stockholders
•	working capital turnover	•	market share
•	return on assets	•	earnings measures/ratios
•	earnings before interest and taxes	•	economic value added
•	sales	•	balance sheet measurements such as
•	sales growth		receivable turnover
•	gross margin return on investment	•	internal rate of return
•	increase in the fair market value of	•	increase in net present value or
	our common stock		expense targets
•	share price (including but not limited	•	productivity
	to, growth measures and total	•	satisfaction of environment, health and
	stockholder return)		safety targets.
•	operating profit

 Subject to any limitation under Code Section 162(m) with respect to covered officers, the Committee may adjust performance objectives and threshold targets if, in its judgment, events or transactions have occurred after the grant date that are unrelated to the performance of the Company or participant and result in distortion of the performance objectives or the related minimum acceptable level of achievement.  Examples include:

•	restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges;

•	an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

•	a change in tax law or accounting standards required by generally accepted accounting principles.

Short- and Long-Term Incentive Plans

Short- and long-term incentive plans generally will only be paid upon satisfaction of pre-established performance objectives, as described above under “Performance Awards,” for the specified performance period approved by the Committee.  Adjustments and exceptions may be made by the Committee under special circumstances.  Short- and long-term incentives may be paid in cash or shares of our common stock, as provided by the Committee.

Other Awards

The Committee has the discretion to grant any other type of award that is based on or related to shares of our common stock or factors that may influence the value of such shares, or to grant shares as a bonus or payment in lieu of other obligations of the Company to a participant.

Vesting and Other Terms and Conditions

Except as limited above, our board of directors or the Committee may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.  Similarly, the award agreement may contain any other terms and conditions determined at the time of grant, including any performance-based condition, as described above under “Performance Awards,” as well as provision for payment or crediting of interest or dividend equivalents.

Termination of Employment:  Except as provided in an award agreement, in the event of termination of employment due to any reason other than retirement, cause or disability (as defined in the 2008 Plan), or death:

•
Vested stock options and SARs will remain exercisable for 90 days after termination (or expiration of their stated term, if earlier) and unvested stock options and SARs will expire upon termination; and

•	Unvested restricted shares and RSUs, unpaid performance awards and short- or long-term incentive opportunities will be forfeited.

Except as otherwise provided in an award agreement, in the event of termination of employment due to retirement or disability (as so defined) or death:

•
Vested stock options and SARs will remain exercisable for three years after termination (or expiration of their stated term, if earlier) and unvested stock options and SARs will expire upon termination;

•	A pro rata portion of unvested restricted shares or RSU will vest based on the period of service;

•
A pro rata portion of any performance award or short- or long-term incentive opportunity will be payable following the performance period, based on the period of service and actual performance achieved to the date of termination.

Except as otherwise provided in an award agreement, in the event of termination of employment due to cause (as so defined)

•	Outstanding stock options and SARS will expire upon termination;

•	Unvested restricted shares, RSUs, performance awards and short-term incentive opportunities will be forfeited.

Change in Control: Except as otherwise provided in an award agreement, in the event of a change in control (as defined in the 2008 Plan):

•	All stock options and SARs held by participants then employed by us will become fully vested and exercisable;

•	All restricted shares and RSUs held by participants then employed by us will become fully vested and non-forfeitable; and

•
A pro rata portion of any performance awards and short-term incentive opportunities will be fully payable within 30 days, based on the period of service and actual performance achieved to the date of the change in control;

The 2008 Plan further provides that, notwithstanding any other provision, in the event that the Company undergoes a change in control (as defined in the plan) or becomes a party to any corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation, the Committee (or the board of directors of any corporation assuming the obligations of the Company) may prescribe and amend the terms and conditions for the exercise, or modification, of any outstanding awards, including the removal of restrictions on restricted shares, modifying the performance requirements for any awards, and to provide that stock options or SARs must be exercised in connection with the closing of such transaction.

Hardship and Leaves of Absence.

In the event of termination of employment by reason of death, disability, retirement or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a participant who holds an award, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any applicable limitation or requirement.

Restrictions on Transferability of Awards

No award granted under the 2008 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, except as otherwise permitted under the plan and the terms of the award agreement.  During the life of the person to whom an award is granted, awards are exercisable only by such person.

Withholding Taxes

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized under the plan, the Committee may withhold any amounts necessary to collect any withholding taxes upon any taxable event relating to an award.  At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit payable in cash or shares of common stock.

Right of Recapture

If, at any time within one year after the exercise a stock option or SAR, or payment of a performance award, or on which restricted shares or RSUs vest or on which income is realized by a participant in connection with any other award (which we refer to as a “realization event”), the Committee determines in its discretion that the Company has been materially harmed by the participant, whether such harm (1) results in the participant’s termination or deemed termination of employment for cause or (2) results from any activity of the participant determined by the Committee to be in competition with any activity of the Company, or otherwise prejudicial, contrary or harmful to the interests of the Company, then any gain realized by the participant from the realization event is required to be paid by the participant to the Company upon notice from the Company.

The gain will be determined as of the date of the realization event, without regard to any subsequent change in the fair market value of the Company’s shares of common stock.  The Company will have the right to offset such gain against any amounts otherwise owed to the participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

Deferral

The Committee may permit participants to defer payment or settlement of an award under such rules, procedures or programs it may establish.  The 2008 Plan provides for additional limitations and conditions for any awards subject to Code Section 409A.

Foreign Participants

The Committee may provide for special terms for awards to participants who are foreign nationals or employed outside the U.S., including supplements to, or amendments, restatements or alternative versions of the 2008 Plan as believed necessary or appropriate.

Amendment and Termination of the Incentive Plan

Subject to stockholder approval as required by applicable laws, regulations and rules to which the Company is subject, the Company’s board of directors may amend or terminate the 2008 Plan at any time and for any reason, provided that no amendment may, subject to certain exceptions set forth in the 2008 Plan, increase the number of shares of common stock available for award, including any of the “Award Limits” described above, or adversely affect any outstanding equity or cash awards.

Compliance with Code Section 162(m)

Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other three most highly compensated executive officers excluding the Chief Financial Officer.  The general rule is that annual compensation paid to any of these covered employees will be deductible for any tax year only to the extent that such compensation does not exceed $1 million. The Company may preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by Section 162(m) of the Code, including the establishment of specified performance goals which must be achieved prior to payment.

The performance measures upon which awards intended to comply with Section 162(m) of the Code may be determined include the following:  return on equity, regional income, diluted earnings per share, net earnings, total earnings, earnings growth, return on capital, working capital turnover, return on assets, earnings before interest and taxes, sales, sales growth, gross margin return on investment, increase in the fair market value of the shares, share price (including but not limited to, growth measures and total stockholder return), operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic value added, balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, productivity and satisfaction of health, safety and environment compliance targets.

All types of awards (defined above) authorized in the 2008 Plan are intended to comply with Section 162(m) of the Code.

Taxation

The following discussion is intended to provide an overview of the U.S. federal income tax laws that are generally applicable to awards granted under the 2008 Plan as of the date of this Circular.  Persons in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

Stock Options: The granting of an NQSO to an individual is not ordinarily a taxable event.  Upon exercise of the option, the optionee will recognize ordinary income equal to the excess of the then fair market value of the shares over the exercise price paid for such shares.  The Company will be entitled to a tax deduction equal to the ordinary income recognized by the optionee.  Upon disposition of the acquired shares, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of disposition.

In the case of an ISO, neither the granting of the option nor its exercise is ordinarily a taxable event to the optionee.  Instead, the optionee recognizes income upon the disposition of the acquired shares. The tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she disposes of the shares. If an optionee exercises an ISO and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain. If the optionee disposes of the ISO shares either within two years after the date the option is granted or within one year after the exercise of the option and transfer of shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be recognized as ordinary income by the optionee, and the Company will be entitled to a tax deduction equal to the ordinary income recognized by the optionee. The excess, if any, of the amount realized upon disposition of the shares over their fair market value at the time of the exercise of the option will be treated as capital gain. Except in the case of disqualifying dispositions, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an ISO.

The excess of the fair market value of the shares at the time an ISO is exercised over the exercise price is tax preference income taken into account in computing the alternative minimum tax applicable to the optionee.  If, however, a disqualifying disposition occurs in the year in which the ISO is exercised, the maximum amount that will be included for purposes of alternative minimum tax is the gain on the disposition of the shares.

SARs: The recipient of a SAR will not recognize any income at the time the SAR is granted. Instead, the appreciation inherent in the SAR will be recognized as ordinary income at the time the SAR is exercised. If the participant receives the SAR appreciation in shares rather than cash, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the day the shares are received over any amounts paid by the participant for the shares. There will be no federal income tax deduction allowed to the Company upon the grant or expiration of a SAR. However, upon the exercise of the SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise.

Share Awards: The recipient of a share award will recognize ordinary income at the time the property is received equal to the excess, if any, of the fair market value of the shares received over the amount paid by the participant in exchange for the shares. If, however, the shares are subject to a substantial risk of forfeiture at the time of grant (e.g., if the participant is required to work for a period of time before the shares becomes freely transferable), the participant generally will not recognize income until the restrictions on such shares lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date they become vested over any amount paid by the recipient in exchange for the shares. However, the recipient may make an election under Section 83(b) of the Code to recognize ordinary income equal to the fair market value of the shares on the grant date, rather than the date the restrictions lapse, less the amount paid by the recipient for the shares, if any. A Section 83(b) election must be made within 30 days after the grant date, and is irrevocable.  If a Section 83(b) election is made and the recipient subsequently forfeits the shares, the recipient may not deduct as a loss the amount previously recognized as ordinary income.

Upon the disposition of any shares received as a share award under the 2008 Plan, the difference between the sale price and the recipient’s basis in the shares (i.e., the sum of the amount paid by the recipient for the shares, if any, plus the ordinary income recognized by the recipient) will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.

The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Awards Settled in Cash: The recipient of any award settled in cash will recognize ordinary income at the time the payment is received. The Company will be entitled to a corresponding deduction for federal income tax purposes in an amount equal to the ordinary income recognized by such recipient.

Board of Directors’ Recommendation

The board of directors recommends that the 2008 Plan be approved by the stockholders of the Company.  Unless contrary instructions are indicated on the proxy card, the persons designated in the accompanying proxy card intend to vote FOR approval of the 2008 Plan.

Securities Authorized for Issuance under Existing Equity Compensation Plans

The following table provides information as of December 31, 2007, regarding the shares issuable upon the exercise of options under the 1992 and 1999 Long Term Incentive Plans, as well as the number of shares remaining available for issuance under the 1999 Long Term Incentive Plan. Each of the plans has been approved by our stockholders. If the 2008 Plan is approved by our stockholders at the Meeting, then no new options will be granted under the 1999 Long Term Incentive Plan on or after the proposed effective date of the 2008 Plan.

Equity Compensation Plan Information

		Weighted-	Number of Securities
	Number of	Average	Remaining Available
	Securities to	Exercise Price	for Future Issuance
	be Issued	of	under Equity
	Upon Exercise	Outstanding	Compensation Plans
	of Options,	Options,	(Excluding Securities
	Warrents and	Warrants and	Reflected in First
Plan Category	Rights	Rights	Column)
1992 Long Term Incentive Plan	407,575	$23.94	-
1999 Long Term Incentive Plan	2,855,042	$23.15	985,391
TOTAL	3,262,617	$23.25	985,391

As noted above, there were 985,391 shares available for grant under the 1999 Long Term Incentive Plan as of December 31, 2007.  Subsequent to December 31, 2007, 614,475 stock options (net of cancellations) and 275,027 restricted shares (net of cancellations) were granted during the period ending March 15, 2008.  As a result of these additional grants, together with stock option exercises, cancellations and expirations, 3,877,092 options remained outstanding and unexercised under the Long Term Incentive Plan as of March 15, 2008, with a weighted average exercise price of $20.62 per share and average years remaining of 6.1 years.  Of these options outstanding, 2,485,025 were exercisable as of March 15, 2008 with a weighted average exercise price of $24.09 per shares.  In addition, a total of 472,894 shares of unvested restricted stock awards and restricted stock units were outstanding on March 15, 2008.

The Board believes that the current number of shares available for awards under the 1999 Long Term Incentive Plan are not sufficient to meet our anticipated needs going forward.  Therefore, the Board approved the proposed new plan and authorization, subject to shareholder approval, in order to provide us with a sufficient number of shares for equity grants.

PROPOSAL III: RATIFICATION OF THE
SELECTION OFINDEPENDENT AUDITORS

In accordance with its charter, the Audit Committee has selected KPMG LLP, independent auditors, to audit the Company’s consolidated financial statements for the calendar year 2008. KPMG LLP served as the Company’s independent auditors for the calendar year 2007.  The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s auditors for the calendar year ending December 31, 2008.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

The Audit Committee has approved in advance all services provided by KPMG LLP.  A formal statement by representatives of KPMG LLP is not planned for the annual meeting on May 1, 2008; however, as in years past, such representatives are expected to be present during the meeting and to be available to respond to appropriate questions from stockholders.

Vote Required.  The affirmative vote of a majority of the outstanding shares of common stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to ratify the selection of independent auditors.

The Board of Directors and the Audit Committee unanimously recommend a VOTE FOR ratification.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.  If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by telephoning: 314-863-8107, or by sending a written request to the Corporate Secretary at:

Furniture Brands International, Inc.
101 South Hanley Road, Suite 1900
St. Louis, MO  63105

Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 2008 annual meeting.  However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted for inclusion in the Company's proxy materials for the 2009 annual meeting should be addressed to the Secretary of the Company and must be received at the Company's executive offices no later than November 28, 2008.  In addition, under the Company’s by-laws you must notify the Company before February 12, 2009 if you intend to present your proposal for action at the 2009 annual meeting.   Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

By order of the Board of Directors

/s/ Jon D. Botsford

Jon D. Botsford
Secretary

St. Louis, Missouri, March 28, 2008.